Exhibit 4.7
EXECUTION VERSION

INSURANCE SERVICES OFFICE, INC.
$100,000,000
UNCOMMITTED MASTER SHELF AGREEMENT
Dated as of March 16, 2007

TABLE OF CONTENTS
(Not Part of Agreement)

1. AUTHORIZATION OF ISSUE OF SHELF NOTES; DELIVERIES AT SIGNING	1
1A. Authorization	1
1B. Deliveries	2
2. PURCHASE AND SALE OF NOTES	3
2A. Purchase and Sale of Shelf Notes	3
2A(1). Facility	3
2A(2). Issuance Period	3
2A(3). Periodic Spread Information	4
2A(4). Request for Purchase	4
2A(5). Rate Quotes	6
2A(6). Acceptance	6
2A(7). Market Disruption	7
2A(8). Facility Closings	7
2A(9). Fees	8
2B. Certain Floating Rate Shelf Note Provisions	9
2B(1). Floating Rate Interest	9
2B(2). Breakage Cost Indemnity	11
2B(3). Reserve Requirement; Change in Circumstances	11
2B(4). Illegality	13
2B(5). Inability to Determine Interest Rate	14
2B(6). Default Rate	14
2B(7). Interest Rate Limitation	14
2B(8). Assignment of Notes under Certain Circumstances	15
2B(9). Time Bar on Compensation Claims	15
2B(10). Adjustment to Interest Rate	15
3. CONDITIONS OF CLOSING	16
3A. Certain Documents	16
3B. Representations and Warranties; No Default	17
3C. Purchase Permitted by Applicable Laws	17
3D. Payment of Fees	18
3E. Proceedings	18
4. PREPAYMENTS	18
4A. Required Prepayments of Shelf Notes	18
4B. Optional Prepayment of Shelf Notes	18
4C. Notice of Optional Prepayment	19
4D. Application of Prepayments	19
5. AFFIRMATIVE COVENANTS	20
5A. Financial Statements; Notice of Defaults	20
5B. Inspection of Property	22
5C. Maintenance of Existence	22
5D. Maintenance of Insurance	22
5E. Maintenance of Properties	22
5F. Compliance with Laws	23
5G. Environmental and Safety Laws	23
5H. Payment of Taxes and Claims	23
5I. ERISA	23
5J. Pari Passu Status	24
5K. Most Favored Lender Status	24

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6. NEGATIVE COVENANTS	24
6A. Financial Covenants	24
6B. Priority Debt	25
6C. Limitations on Liens and Encumbrances	25
6D. Merger and Consolidation	27
6E. Sale of Assets	28
6F. Sale of Receivables	29
6G. Subsidiary Restrictions	29
6H. Issuance of Stock by Subsidiaries	30
6I. Guarantees	31
6J. Sale and Lease-Back	31
6K. Transactions with Affiliates	31
6L. Nature of Business	32
6M. Loans, Advances and Investments	32
6N. Restricted Payments	34
7. EVENTS OF DEFAULT	34
7A. Event of Default	34
7B. Acceleration	37
7C. Rescission of Acceleration	37
7D. Notice of Acceleration or Rescission	38
7E. Other Remedies	38
8. REPRESENTATIONS, COVENANTS, AND WARRANTIES	38
8A. Organization	38
8B. Financial Statements	39
8C. Actions Pending	40
8D. Outstanding Debt	40
8E. Title to Properties	40
8F. Taxes	40
8G. Conflicting Agreements and Other Matters	40
8H. Offering of Notes	41
8I. Use of Proceeds	41
8J. ERISA	42
8K. Governmental Consent	42
8L. Compliance with Laws	43
8M. Environmental Compliance	43
8N. Possession of Material Rights and Intellectual Property	43
8O. Regulatory Status	43
8P. Disclosure	44
8Q. Foreign Assets Control Regulations	44
8R. Plan Documents	44
9. REPRESENTATIONS OF THE PURCHASERS	45
9A. Nature of Purchase	45
9B. Source of Funds	45
10. DEFINITIONS; ACCOUNTING MATTERS	47
10A. Yield-Maintenance Terms	47
10B. Other Terms	49
10C. Accounting Principles, Terms, and Determinations	63
11. MISCELLANEOUS	63
11A. Note Payments	63
11B. Expenses	64
11C. Consent to Amendments	64

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11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes	65
11E. Persons Deemed Owners; Participations	66
11F. Survival of Representations and Warranties; Entire Agreement	67
11G. Successors and Assigns	67
11H. Independence of Covenants	67
11I. Notices	67
11J. Payments Due on Non-Business Days	68
11K. Severability	68
11L. Descriptive Headings	68
11M. Satisfaction Requirement	68
11N. Governing Law	68
11O. Submission to Jurisdiction	68
11P. Severalty of Obligations	69
11Q. Counterparts	69
11R. Confidentiality	69
11S. Binding Agreement	71

EXHIBIT A-1	Fixed Rate Senior Note, Series ___, Due
EXHIBIT A-2	Floating Rate Shelf Note, Series ___, Due
EXHIBIT B	Request for Purchase
EXHIBIT C	Confirmation of Acceptance
EXHIBIT D-1	Opinion of Company’s Counsel
EXHIBIT D-2	Opinion of Chadbourne and Parke LLP, special counsel to Company
EXHIBIT D-3	Opinion of Company’s Counsel
EXHIBIT D-4	Opinion of Chadbourne and Parke LLP, special counsel to Company
EXHIBIT E	Agreement of Guaranty
EXHIBIT F	Restrictions on Shares and Options
EXHIBIT G	Sharing Agreement

SCHEDULE 6C	Existing Liens
SCHEDULE 6G	Existing Restrictions
SCHEDULE 6I	Existing Guarantees
SCHEDULE 6M(g)	Investment Guidelines
SCHEDULE 6M(k)	Existing Investments
SCHEDULE 8A	Subsidiaries
SCHEDULE 8D	Outstanding Debt
SCHEDULE 8G	Conflicts
SCHEDULE 8M	Environmental Conditions

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Insurance Services Office, Inc.
545 Washington Boulevard
Jersey City, NJ 07310-1686
As of March 16, 2007
New York Life Insurance Company (“New York Life”)
and each New York Life Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided, the “Purchasers”)
Ladies and Gentlemen:
     The undersigned, Insurance Services Office, Inc. (together with its permitted successors and assigns, called the “Company”), hereby agrees with you as follows:
     1. AUTHORIZATION OF ISSUE OF SHELF NOTES; DELIVERIES AT SIGNING.
     1A. Authorization. The Company will authorize the issue of senior promissory notes (the “Shelf Notes” or “Notes”) in the aggregate principal amount of $100,000,000, each to be dated the date of its issue thereof, (a) in the case of each Shelf Note to be issued bearing a fixed rate of interest on the unpaid balance from the date of original issuance at the rate per annum as provided by the terms of this Agreement (each, a “Fixed Rate Shelf Note”), to mature no more than 10 years after the date of original issuance and to have an average life of no more than 7 years after the date of original issuance or (b) in the case of each Shelf Note to be issued bearing a floating rate of interest on the unpaid balance from the date of original issuance at the rate per annum as provided by the terms of this Agreement (each, a “Floating Rate Shelf Note”), and to mature no more than 5 years after the date of original issuance. Each Shelf Note also will be subject to the other terms of that Shelf Note as described in the Confirmation of Acceptance for the Shelf Note delivered pursuant to paragraph 2A(6). Each Shelf Note will be substantially in the form of attached Exhibit A-1 in the case of a Fixed Rate Shelf Note and attached Exhibit A-2 in the case of a Floating Rate Shelf Note. The terms “Shelf Note” and “Shelf Notes” as used in this Agreement includes each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any

Shelf Note pursuant to any such provision. Notes that have (a) the same final maturity, (b) the same principal prepayment dates, (c) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (d) the same interest rate option (fixed or floating), (e) the same interest rate (in the case of Fixed Rate Shelf Notes) or the same LIBOR Rate Margin and Base Rate Margin (in the case of Floating Rate Shelf Notes), (f) the same interest payment periods, and (g) the same date of issuance (which, in the case of a Note issued in exchange for another Note, is deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are a “Series” of Notes.
     1B. Deliveries. Company is delivering to New York Life with this signed Agreement the following:
     1B(1). Certified copies of the resolutions of the Board of Directors of the Company and each Guarantor authorizing the execution and delivery of this Agreement and the Agreement of Guaranty, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Agreement of Guaranty.
     1B(2). Certificates of the Secretary or an Assistant Secretary and one other officer of the Company and each Guarantor certifying the names and true signatures of the officers of the Company and each Guarantor authorized to sign this Agreement and the Agreement of Guaranty and the other documents to be delivered hereunder.
     1B(3). Certified copies of the Certificate of Incorporation and By-laws of the Company and each Guarantor.
     1B(4). Favorable opinions of Kenneth E. Thompson, Esq., General Counsel of the Company and Chadbourne & Parke LLP, special counsel to the Company and the Guarantors (or such other counsel designated by the Company and acceptable to New York Life) substantially in the form of Exhibit D-1 and Exhibit D-2, respectively, attached hereto and as to such other matters as New York Life may reasonably request. The Company hereby directs counsel to deliver said opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of that direction, and understands and agrees that New York Life receiving said opinions will and is hereby authorized to rely on those opinions.
     1B(5). A good standing certificate for the Company and each Guarantor from the Secretary of State of Delaware dated of a recent date and such other evidence of the status of the Company and each Guarantor as New York Life may reasonably request.

     1B(6). Certified copies of Requests for Information or copies (Form UCC-1) or equivalent reports listing all effective financing statements, which name the Company or any Subsidiary incorporated or formed in the United States (under its present name and previous names) as debtor and which are filed in the offices of the Secretaries of State of their respective jurisdictions of incorporation or formation, together with copies of those financing statements.
     1B(7). A fully executed Agreement of Guaranty (the “Agreement of Guaranty”) in the form of Exhibit E executed and delivered by each Material Subsidiary.
     1B(8) Favorable opinion of White & Case LLP, special counsel to New York Life in connection with this Agreement as to such matters as New York Life may reasonably request.
     2. PURCHASE AND SALE OF NOTES.
     2A. Purchase and Sale of Shelf Notes.
     2A(1). Facility. New York Life is willing to consider, in its sole discretion and within limits that may be authorized for purchase by New York Life Affiliates, from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of New York Life to consider such purchase of Shelf Notes is the “Facility.” At any point in time, the aggregate principal amount of Shelf Notes stated in paragraph 1, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to that time, minus the aggregate principal amount of Accepted Notes (as defined in paragraph 2A(6)) that have not been purchased and sold hereunder prior to that time and for which the closing has not been cancelled, plus the aggregate principal amount of Notes purchased, sold, and repaid or prepaid pursuant to this Agreement prior to that time is the “Available Facility Amount” at that time. NOTWITHSTANDING THE WILLINGNESS OF NEW YORK LIFE TO CONSIDER PURCHASES OF SHELF NOTES BY NEW YORK LIFE AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER NEW YORK LIFE NOR ANY NEW YORK LIFE AFFILIATE WILL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY IS NOT TO BE CONSTRUED AS A COMMITMENT BY NEW YORK LIFE OR ANY NEW YORK LIFE AFFILIATE.
     2A(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of:

     (a) the third anniversary of the date of this Agreement (or if said anniversary is not a Business Day, the Business Day next preceding that anniversary);
     (b) the thirtieth day after New York Life gives to the Company, or the Company gives to New York Life, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if said thirtieth day is not a Business Day, the Business Day next preceding that thirtieth day);
     (c) the last Closing Day after which there is no Available Facility Amount;
     (d) the termination of the Facility under paragraph 7A of this Agreement; and
     (e) the acceleration of any Note under paragraph 7A of this Agreement.
The period during which Shelf Notes may be issued and sold pursuant to this Agreement is the “Issuance Period.”
     2A(3). Periodic Spread Information. Not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period, if there is an Available Facility Amount on that Business Day, the Company may request by e-mail or telephone, and New York Life will, to the extent reasonably practicable, provide to the Company on that Business Day (or, if a request is received after 9:30 A.M. (New York City local time) on a Business Day, on the following Business Day), information (by e-mail or telephone) with respect to various spreads at which New York Life Affiliates might be interested in purchasing Shelf Notes of different average lives. The Company, however, will not make such a request more frequently than once in every five Business Days or such other period as mutually agreed to by the Company and New York Life. The amount and content of information to be provided is in the sole discretion of New York Life, but it is the intent of New York Life to provide information that will be of use to the Company in determining whether to initiate procedures for use of the Facility. The delivery of the information requested is not an offer to purchase Shelf Notes, and neither New York Life nor any New York Life Affiliate is obligated to purchase Shelf Notes at the spreads specified. New York Life may suspend or terminate providing information pursuant to this paragraph
2A(3) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.
     2A(4). Request for Purchase. The Company may, from time to time during the Issuance Period, make requests for purchases of Shelf Notes (each request is called a “Request for Purchase”). Each Request for Purchase will be made to New York Life by e-mail or overnight delivery service, and must:

     (a) specify the aggregate principal amount of Shelf Notes covered by the Request for Purchase, in an amount not less than $5,000,000 and not greater than the Available Facility Amount at the time the Request for Purchase is made;
     (b) specify the principal amounts, final maturities (which, in the case of Fixed Rate Shelf Notes, are no more than 10 years from the date of issuance and, in the case of Floating Rate Shelf Notes, are no more than 5 years from the date of issuance), average life (which, in the case of Fixed Rate Shelf Notes, is no more than 7 years from the date of issuance), principal prepayment dates (if any) of the Shelf Notes covered by the Request for Purchase;
     (c) specify whether the rate quotes are to contain fixed rates of interest or floating rates of interest and the Interest Period (which, in the case of Fixed Rate Shelf Notes, will be quarterly or semi-annually in arrears) of the Shelf Notes by the Request for Purchase;
     (d) specify the use or uses of proceeds of the Shelf Notes covered by the Request for Purchase;
     (e) specify the proposed day for the closing of the purchase and sale of Shelf Notes, which will be a Business Day during the Issuance Period and not less than 10 days and not more than 20 days (or as otherwise agreed) after the making of that Request for Purchase;
     (f) specify the number of the account and the name and address of the depository institution to which the purchase prices of the Shelf Notes are to be transferred on the Closing Day;
     (g) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of each Request for Purchase and that there exists on that same date no Event of Default or Default; and
     (h) be substantially in the form of the attached Exhibit B.
Each Request for Purchase must be in writing and will be deemed made when received by New York Life. Unless otherwise agreed by New York Life, the Company will not submit a Request for Purchase for Floating Rate Shelf Notes if the aggregate principal amount of Floating Rate Shelf Notes that have been issued hereunder plus the aggregate principal amount of any Accepted Notes that would constitute Floating Rate Shelf Notes exceeds $50,000,000.00.

     2A(5). Spread Quotes. Not later than five Business Days after the Company gives New York Life a Request for Purchase pursuant to paragraph 2A(4), New York Life may, but is under no obligation to, provide to the Company by telephone or e-mail, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as New York Life may elect) quotes for interest rate spreads for the several principal amounts, maturities, principal prepayment schedules, interest rate options (fixed or floating) and interest payment periods (in the case of Fixed Rate Shelf Notes) of Shelf Notes specified in that Request for Purchase. Spreads quoted for Fixed Rate Shelf Notes shall be spreads over U.S. Treasury securities closest to the maturities specified in the Request for Purchase or, as mutually agreed, an interpolated maturity. Each quote will represent the interest rate spread per annum (or, in the case of Floating Rate Shelf Notes, will represent the applicable LIBOR Rate Margin and Base Rate Margin) payable on the outstanding principal balance of the Shelf Notes as described in the Request for Purchase at which a New York Life Affiliate would be willing to purchase those Shelf Notes at 100% of the principal amount thereof.
     2A(6). Acceptance. Within 30 minutes after New York Life provides interest rate spreads pursuant to paragraph 2A(5) or such shorter period as New York Life may specify to the Company (the period being the “Acceptance Window”), the Company may, subject to paragraph 2A(7), elect to accept those quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Each election must be made by an Authorized Officer of the Company, notifying New York Life by telephone or e-mail within the Acceptance Window, that the Company elects to accept a spread quote, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which said acceptance (the “Acceptance”) relates. Within one hour after such acceptance or as mutually agreed between such parties, the Company and New York Life shall agree on the interest rate for the Accepted Notes based on such spread quote. The day an interest rate is agreed with respect to Accepted Notes is the “Acceptance Day” for those Accepted Notes. Any quotes as to which New York Life does not receive an Acceptance within the Acceptance Window or which do not result in an interest rate determination will expire, and no purchase or sale of Shelf Notes will be made based on those expired quotes. Subject to paragraph 2A(7) and the other terms and conditions of this Agreement, the Company will sell to New York Life or a New York Life Affiliate, and New York Life will purchase or cause the purchase by a New York Life Affiliate of, the Accepted Notes at 100% of the principal amount of those Accepted Notes. Within three Business Days following the Acceptance Day, the Company will deliver, and each New York Life Affiliate purchasing the Accepted Notes will execute a confirmation of the Acceptance substantially in the form of attached Exhibit C (the “Confirmation of Acceptance”). If the Company fails to deliver to New York Life within three Business Days a Confirmation of Acceptance, New York Life or any New York Life Affiliate may, at its election, at any time prior to its receipt of the fully executed Confirmation of Acceptance, cancel the closing with respect to those Accepted Notes by notifying the Company in writing.
     2A(7). Market Disruption. Notwithstanding the provisions of paragraph 2A(6), if New York Life provides quotes pursuant to paragraph 2A(5) and prior to agreement of the interest rate for Accepted Notes in accordance with paragraph 2A(6), the domestic market for U.S. Treasury securities has closed or there has occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or, in the case of quotes with respect to Floating Rate Shelf Notes, a general suspension, material limitation or significant disruption in the London interbank market, then said quotes will expire, and no purchase or sale of Shelf Notes will be made based on those expired quotes. If after the occurrence of any of those events the Company notifies New York Life of the Acceptance of said quotes, that Acceptance will be ineffective for all purposes of this Agreement, and New York Life will promptly notify the Company that the provisions of this paragraph 2A(7) are applicable with respect to said Acceptance.
     2A(8). Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of New York Life, the Accepted Notes to be purchased by each Purchaser in the form of one or more Notes in authorized denominations as that Purchaser requests not later than one Business Day prior to said Closing Day. The Accepted Notes will be dated the Closing Day and registered in the Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase for those Notes. If the Company fails to tender to a Purchaser the Accepted Notes to be purchased by that Purchaser on the scheduled Closing Day for those Accepted Notes, or any of the conditions specified in paragraph 3 are not fulfilled by the time required on that scheduled Closing Day, the Company must, prior to 2:00 P.M., New York City local time, on that scheduled Closing Day notify New York Life (which notification will be deemed received by each Purchaser) in writing whether (a) said closing is to be rescheduled (with the rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after the originally scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to New York Life (which certification will be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on the Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2A(9)(c), or (b) the closing is to be canceled. In the event the Company fails to give the notice referred to in the preceding sentence, New York Life (on behalf of each Purchaser) may at its election, at any time after 2:00 P.M., New York

City local time, on the scheduled Closing Day, notify the Company in writing that the closing is canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes more than once, unless New York Life otherwise consents in writing.
     2A(9). Fees.
     (a). [Intentionally Omitted]
     (b). Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (the “Issuance Fee”) on each Closing Day (other than the Closing Day with respect to the first series of Notes issued hereunder or any other Closing Day occurring on or before the date that is 90 days from the date hereof) in an amount equal to 0.125% of the aggregate principal amount of Notes sold to each Purchaser on each Closing Day.
     (c). Delayed Delivery Fee. If the closing of the purchase and sale of any Fixed Rate Accepted Note is delayed for any reason beyond the original Closing Day for the Fixed Rate Accepted Note, the Company will pay to the Purchaser of said Accepted Note on the Cancellation Date or actual closing date of the purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:
(BEY — MMY) X DTS/360 X PA
where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by New York Life on the date New York Life receives notice of the delay in the closing for said Accepted Note, having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment will be selected by New York Life each time a closing is delayed and, upon the request of the Company, each such investment will be identified to the Company); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to said Accepted Note to, but excluding, the date of payment; and “PA” means New York Life Amount, i.e., the principal amount of the Accepted Note for which the calculation is being made. In no case will the Delayed Delivery Fee be less than zero. No Purchaser is obligated by the terms of this Agreement to purchase any Accepted Note on any day other than the Closing Day for that Accepted Note, as the Closing Day may be rescheduled under paragraph 2A(8).

     (d). Cancellation Fee. If the Company at any time notifies New York Life in writing that the Company is canceling the closing of the purchase and sale of any Fixed Rate Accepted Note, or if New York Life notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2A(6) or the penultimate sentence of paragraph 2A(8) that the closing of the purchase and sale of any Fixed Rate Accepted Note is to be canceled, or if the closing of the purchase and sale of any Fixed Rate Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, is the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
PI X PA
where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (i) the excess of the ask price (as determined by New York Life) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by New York Life) of the Hedge Treasury Notes(s) on the Acceptance Day for said Accepted Note by (ii) that bid price; and “PA” has the meaning ascribed to it in paragraph 2A(9)(c). The foregoing bid and ask prices will be as reported by any publicly available source of such market data. Each price will be rounded to the second decimal place. In no case will the Cancellation Fee be less than zero.
     2B. Certain Floating Rate Shelf Note Provisions.
     2B(1). Floating Rate Interest.
     (a) Each Series of Floating Rate Shelf Notes will evidence, at the time of issuance, either a LIBOR Loan or a Base Rate Loan, as provided in the applicable Confirmation of Acceptance (which Confirmation of Acceptance also will specify, in the case of a LIBOR Loan, the initial Interest Period). Thereafter, Company will deliver to each holder of one or more Notes of a Series an irrevocable written notice by e-mail, U.S. Mail or overnight delivery service received by each such holder no later than 12:00 noon New York City time on the third Business Day prior to (i) the last day of each Interest Period with respect to any outstanding LIBOR Loan or (ii) the day (which will be a Business Day) as of which the Company elects to convert a Base Rate Loan into a LIBOR Loan (except with respect to any LIBOR Loan or Base Rate Loan, which is to be prepaid on such last day pursuant to paragraph 4C). In said notice, Company will elect (A) in the case of an outstanding LIBOR Loan, whether that outstanding LIBOR Loan is to be continued as a LIBOR Loan or converted into a Base Rate Loan and, if said outstanding LIBOR Loan is to be continued as a LIBOR Loan, the applicable Interest Period, or (B) in the case of an outstanding Base Rate Loan being converted into a LIBOR Loan, the applicable

Interest Period. Notwithstanding anything to the contrary stated by Company in its written notice, at no time will more than one Interest Period be in effect with respect to a Series of Floating Rate Shelf Notes. Further, the Company will not select an Interest Period for any LIBOR Loan under any Series of Notes (1) that would extend beyond the maturity date of that Series of Notes, or (2) if, after giving effect to said election, the principal amount of the LIBOR Loan would exceed the aggregate principal amount of the Notes of that Series outstanding after giving effect to any prepayment. Any election by the Company with respect to any Series of Floating Rate Shelf Notes applies to all Notes of that Series, on a pro rata basis in accordance with the outstanding principal amounts thereof.
     (b) If the Company fails to properly give written notice with respect to any outstanding LIBOR Loan pursuant to paragraph 2B(1)(a) in a timely manner, the Company is deemed to have elected to continue the LIBOR Loan as a LIBOR Loan with an Interest Period of equivalent duration to the immediately preceding Interest Period. Promptly after the beginning of each Interest Period, at the written request of the Company, the holder of the greatest aggregate principal amount of the applicable Series of Notes, will notify the Company of the LIBOR Rate for that Interest Period. Each determination of the applicable interest rate on any portion of the outstanding principal amount of the Notes for any Interest Period by said holder of the Notes in accordance with this paragraph 2B(1)(b) is conclusive and binding upon the Company and all holders of such Notes absent manifest error.
     (c) Notwithstanding any of the foregoing provisions of this paragraph 2B(1), if an Event of Default has occurred or is continuing at the end of the Interest Period with respect to any LIBOR Loan, then the Company is deemed to have elected to convert the LIBOR Loan into a Base Rate Loan, and thereafter the Company does not have the right to convert that Base Rate Loan to a LIBOR Loan until there exists no Event of Default.
     (d) Interest on Floating Rate Shelf Notes is (i) payable (A) in the case of LIBOR Loans, in arrears on the last date of each applicable Interest Period (provided that, in the case of any Interest Period in excess of three months, interest also will be payable in arrears on the date that occurs three months after the first day of such Interest Period), (B) in the case of Base Rate Loans, on the last Business Day of each calendar quarter and each date a Base Rate Loan is converted into a LIBOR Rate Loan, (C) in the case of any Floating Rate Loan, on the date of any prepayment of the Notes of such Series (on the amount prepaid), (D) in the case of any Floating Rate Loan, at maturity of the Notes of such Series (whether by acceleration or otherwise) and after maturity, on demand, and (ii) computed on the actual number of days elapsed and a year of 360 days (in the case of LIBOR Loans) and a year of 365/366 days (in the case of Base Rate Loans).

     2B(2). Breakage Cost Indemnity.
     (a) The Company agrees to indemnify each holder of Floating Rate Shelf Notes for, and to pay promptly to each holder upon written request, any amounts required to compensate that holder for any losses (excluding loss of anticipated profit), costs or expenses sustained or incurred by the holder by reason of the liquidation or reemployment of deposits or other funds acquired by the holder to fund or maintain LIBOR Loans in respect of said Floating Rate Shelf Notes as a consequence of (i) any event (including any prepayment of Floating Rate Shelf Notes as contemplated by paragraphs 4B or 4C or any acceleration of Floating Rate Shelf Notes in accordance with paragraph 7B) which results in (A) that holder receiving any amount on account of the principal of any LIBOR Loan prior to the end of the Interest Period in effect therefor, (B) the conversion of a LIBOR Loan to a Base Rate Loan other than on the first day of the Interest Period in effect therefor, or (C) the closing of the purchase and sale of any Floating Rate Shelf Note in respect of a LIBOR Loan beyond the original Closing Day specified in the applicable Request for Purchase, or (ii) any default in the making of any payment or prepayment of principal required to be made in respect of a LIBOR Loan (such amount being the “Breakage Cost Obligation”).
     (b) A certificate of any holder of Floating Rate Shelf Notes setting forth the amount or amounts said holder is entitled to receive pursuant to this paragraph 2B(2)(b) will be delivered to the Company and will be conclusive absent manifest error. The Company agrees to pay said holder the amount shown as due on any such certificate within five Business Days after its receipt of the same.
     (c) The provisions of this paragraph 2B(2)(c) remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any holder of any Note.
     2B(3). Reserve Requirement; Change in Circumstances.
     (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) either (i) changes the basis of taxation of payments of the principal of or interest on any Floating Rate Shelf Note to its holder or any fees, expenses or indemnities payable hereunder (other than changes in respect of taxes imposed on the overall net income of that holder by the United States or the jurisdiction in which that holder has its principal office or by any political subdivision or taxing authority therein), or

(ii) imposes, modifies, or deems applicable any reserve, special deposit or similar requirements against assets of, deposits with or for the account of or credit extended by any holder of Floating Rate Shelf Notes in respect of LIBOR Loans or imposes on that holder or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by that holder, and the result of either of the foregoing is to increase the cost to said holder of making or maintaining any LIBOR Loan or to reduce the amount of any payment received or receivable by that holder hereunder or under any of the Floating Rate Shelf Notes in respect of LIBOR Loans (whether of principal, interest or otherwise) by an amount deemed by that holder to be material; then the Company agrees to pay to that holder in accordance with clause (c) below additional amount or amounts as will compensate said holder for all additional costs incurred or reduction suffered. Before making a demand for said compensation, each holder agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if changing that designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of said holder, subject the holder to any unreimbursed cost or expense and would not be otherwise disadvantageous to the holder. Further, any holder organized outside the United States of America and entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located or any treaty to which that jurisdiction is a party, with respect to payments under this Agreement, will deliver to the Company, at the time or times prescribed by applicable law and reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit payments on the Notes to be made without withholding or at a reduced rate.
     (b) If any holder of a Floating Rate Shelf Note determines that any of (i) the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or (ii) an amendment or modification after the date hereof to or of any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline had been originally adopted before or after the date hereof), or (iii) a change after the date hereof in the interpretation or administration of any such law, rule, regulation, agreement or guideline by any governmental authority charged with the interpretation or administration thereof, or (iv) compliance by the holder with any request or directive regarding capital adequacy (whether or not having the force of law) of any governmental authority or the National Association of Insurance Commissioners; has or would have the effect of reducing the rate of return on that holder’s capital as a consequence of the LIBOR Loans made pursuant hereto to a level below that which the holder could have achieved but for such applicability, adoption, change or compliance (taking into consideration such holder’s policies with respect to capital adequacy) by an amount deemed by the holder to be material; then from time to time the Company agrees to pay to that holder such additional amount or amounts as will compensate the holder for any reduction suffered. Notwithstanding the foregoing, each holder will take all reasonable actions to avoid the imposition of, or reduce the amounts of, those increased costs, provided that the actions, in the reasonable judgment of the holder, would not subject the holder to any unreimbursed cost or expense and would not be otherwise disadvantageous to the holder.
     (c) The certificate of a holder of Floating Rate Shelf Notes setting forth the amount or amounts necessary to compensate that holder as specified in clause (a) or (b) above will be delivered to the Company and will be conclusive absent manifest error. The Company agrees to pay that holder the amount shown as due on said certificate within five Business Days after its receipt of the same.
     (d) Except as provided in paragraph 2B(9), failure or delay on the part of a holder of Notes to demand compensation for any increased costs, or reduction in amounts received or receivable or reduction in return on capital is not a waiver of that holder’s right to demand said compensation with respect to the subject period or any other period.
     (e) Subject to paragraph 2B(9), the provisions of this paragraph 2B(3) remain operative and in full force and effect regardless of the occurrence of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any holder of Notes.
     2B(4). Illegality.
     (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof makes it unlawful for any holder of Floating Rate Shelf Notes to make or maintain any LIBOR Loan, then (i) that holder will promptly notify the Company in writing of those circumstances (which notice will be withdrawn if the holder determines that the circumstances no longer exist), (ii) the obligation of the holder to make LIBOR Loans, to continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans will be canceled immediately and, until such time as it is no longer unlawful for that holder to make or maintain LIBOR Loans, the holder is obligated only to make or maintain Base Rate Loans, and (iii) that holder may require that all LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans will be automatically converted to Base Rate Loans as of the effective date of notice to Company as provided in clause (b) below. Each holder, however, agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if that designation would allow the holder to make or maintain LIBOR Loans and would not, in the reasonable judgment of that holder, subject the holder to any unreimbursed cost or expense and would not be otherwise disadvantageous to the holder.
     (b) For purposes of this paragraph 2B(4), a notice to the Company by any holder of Notes is effective as to each LIBOR Loan made by the holder, if lawful, on the last day of the Interest Period then applicable to that LIBOR Loan; in all other cases the notice is effective on the date of receipt by the Company. If the conversion of a LIBOR Loan occurs on a day that is not the last day of the then applicable Interest Period with respect thereto, the Company agrees to pay the holder of said LIBOR Loan such amounts, if any, as may be required pursuant to paragraph 2B(2).
     2B(5). Inability to Determine Interest Rate. If on or prior to the first day of any Interest Period, the holder of the greatest aggregate principal amount of the applicable Series of Floating Rate Shelf Notes, determines (which determination is conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for that Interest Period in accordance with the definition of “LIBOR Rate,” the holder will give e-mail or telephonic notice thereof to the Company as soon as practicable thereafter. If notice is given, (a) LIBOR Loans of any Series that were to continue as LIBOR Loans of that Series will be converted to Base Rate Loans of the Series, (b) Base Rate Loans of any Series that were to be converted on the first day of that Interest Period to LIBOR Loans will continue as Base Rate Loans, and (c) unless said notice is withdrawn, any other outstanding LIBOR Loans of such Series will be converted, at the end of the then applicable Interest Period, to Base Rate Loans. Until said notice has been withdrawn by said holder, no further LIBOR Loans will be made or continued as such and the Company will no longer have the right to convert Base Rate Loans to LIBOR Loans.
     2B(6). Default Rate. If any principal of or interest on any LIBOR Loan or Base Rate Loan, any Breakage Cost Obligation payment or any other amount payable hereunder or under any Floating Rate Shelf Note is not paid when due, to the extent permitted by applicable law, interest at the Default Rate on that amount is payable from and including the due date until paid. Interest on that amount is payable on the date the amount is paid or, at the option of the Person to whom the amount is payable, from time to time upon demand by that Person.
     2B(7). Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), to be paid under this Agreement or any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any holder of a Floating Rate Shelf Note, exceeds the maximum lawful rate (the “Maximum Rate”), the rate of interest payable on the Floating Rate Shelf Note, together with all Charges payable to the holder thereof is limited to the Maximum Rate.
     2B(8). Assignment of Notes under Certain Circumstances. In the event (a) any holder delivers a certificate requesting compensation pursuant to paragraph 2B(3) or (b) any holder delivers a notice described in paragraph 2B(4), the Company may, at its sole expense and effort, upon notice to that holder, require the holder to transfer and assign, without recourse, all of its interests, rights and obligations under this Agreement and its Floating Rate Shelf Notes to an assignee that will assume the assigned obligations (which assignee may be another holder, if a holder accepts the assignment). Said assignment, however, must not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction. The Company or assignee must pay to the affected holder in immediately available funds in U.S. dollars an amount equal to the sum of the principal of and interest accrued to the date of that payment to holder on the outstanding LIBOR Loans of the holder plus all Charges and other amounts accrued for the account of the holder under the Agreement, and if the assignment occurs on any day other than the last day of the applicable Interest Period, the Company or assignee will pay any Breakage Cost Obligation to the affected holder.
     2B(9). Time Bar on Compensation Claims. The Company is not required to pay any amount claimed by a holder pursuant to paragraph
2B(3) unless that holder has requested payment of that amount within six months of becoming aware of the event giving rise to the claim.
     2B(10). Adjustment to Interest Rate.
     (a) If pursuant to generally applicable insurance regulations for U.S. life and health insurance companies the risk based capital factor (the “Risk Based Capital Factor”) attributable to any Note as of the Closing Day for that Note increases after the Closing Day for that Note (a “Negative RBC Change”), then the holder of that Note may give written notice of that Negative RBC Change to the Company, and the interest rate on that Note will increase by 75 basis points per annum effective as of the first day of the next Interest Period. Within 10 Business Days of receipt of notice from said holder, the Company will give written notice of the Negative RBC Change to all other holders of the Notes.
     (b) If the Risk Based Capital Factor attributable to any Note as of the Closing Day for that Note decreases after the Closing Day for that Note (a “Positive RBC Change”), then the Company may give written notice to the holder of the Note of the Positive RBC Change, and the interest rate on that Note will decrease by 10 basis points effective as of the first day of the next Interest Period.

     (c) If subsequent to an interest rate adjustment on a Note as provided in either paragraph 2B(10)(a) or 2B(10)(b), the Risk Based Capital Factor with respect to such Note returns to its original level, as specified in a written notice from a holder to the Company, or by the Company to the holders, as applicable, then the interest rate on such Note will return to the original interest rate as of the Closing Day, effective as of the first day of the next Interest Period. If thereafter the Risk Based Capital Factor again increases or decreases as provided in paragraphs
2B(10)(a) or 2B(10)(b), the provisions of those paragraphs will apply to that increase or decrease, as applicable. Each holder of a Note will use reasonable efforts to notify the Company promptly of any increase or decrease in the Risk Based Capital Factor of which the holder has actual knowledge (provided that the failure to do so will not affect the Company’s obligations hereunder).
     (d) If any Note is subject to the Default Rate at the same time an adjustment in the interest rate exists or would take effect under this paragraph 2B(10), that adjustment under this paragraph 2B(10) will be disregarded until such time as the Default Rate is no longer applicable.
     3. CONDITIONS OF CLOSING. The obligation of each Purchaser to purchase and pay for any Notes is subject to the satisfaction, as determined by such Purchaser in its sole discretion, on or before the Closing Day for the Notes to be purchased, of the following conditions:
     3A. Certain Documents. Such Purchaser will have received the following, each dated the date of the applicable Closing Day:
     (a) The Note(s) to be purchased by such Purchaser executed by an Authorized Officer of the Company.
     (b) Certified copies of the resolutions of the Board of Directors of the Company and the Guarantors authorizing the execution and delivery of this Agreement and the Agreement of Guaranty and of the issuance of the Notes on said Closing Day, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.
     (c) A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.
     (d) Certified copies of the Certificate of Incorporation and By-laws of the Company.
     (e) Favorable opinions of Kenneth E. Thompson, Esq., General Counsel of the Company and of Chadbourne & Parke LLP, special counsel to the Company (or such other counsel designated by the Company and acceptable to such Purchaser(s)) satisfactory to such Purchaser and substantially in the form of Exhibit D-3 and Exhibit D-4, respectively, attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs counsel to deliver said opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of that direction, and understands and agrees that each Purchaser receiving said opinions will and is hereby authorized to rely on those opinions.
     (f) A good standing certificate for the Company from the Secretary of State of Delaware dated of a recent date and such other evidence of the status of the Company as the Purchaser may reasonably request.
     (g) Certified copies of Requests for Information or copies (Form UCC-1) or equivalent reports listing all effective financing statements, which name the Company or any Subsidiary incorporated or formed in the United States (under its present name and previous names) as debtor and which are filed in the offices of the Secretaries of State of their respective jurisdictions of incorporation or formation, together with copies of those financing statements.
     (h) A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in connection with the Securities Valuation Office of the National Association of Insurance Commissioners) for the Notes to be purchased.
     (i) An Officer’s Certificate dated as of the Closing Day certifying the matters described by paragraph 3B and as to matters of fact as requested by such Purchaser to enable such Purchaser to determine compliance with paragraph 3C.
     (j) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.
     (k) A fully executed sharing agreement substantially in the form attached as Exhibit G.
     3B. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 are true as of the date of this Agreement and will be true on and as of each Closing Day, except to the extent of changes caused by the transactions herein contemplated; no Event of Default or Default exists as of each Closing Day; and, after giving effect to the issuance of Notes on each Closing Day, no Event of Default or Default will occur or be continuing.
     3C. Purchase Permitted by Applicable Laws. The purchase of and payment for all the Notes to be purchased by a Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) (a) is permitted by the laws and regulations of each jurisdiction to which the Purchaser is subject, without recourse to provisions permitting limited investments by insurance companies without restrictions as to the character of the particular investment, (b) will not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (c) will not subject the Purchaser to any tax, penalty, or liability under or pursuant to any applicable law or governmental regulation.
     3D. Payment of Fees. The Company must have paid to New York Life or any Purchaser, as applicable, any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to paragraph 2A(9)(b), any Delayed Delivery Fee due pursuant to paragraph 2A(9)(c) and any counsel fees and expenses.
     3E. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement or the Notes and all documents incident thereto must be reasonably satisfactory in substance and form to each Purchaser, and each Purchaser will have received all such counterpart originals or certified or other copies of such documents as it may have requested no later than the close of business on the Business Day preceding the applicable Closing Day.
     4. PREPAYMENTS. The Shelf Notes will be subject to required prepayment as and to the extent provided in paragraph 4A. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 will not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.
     4A. Required Prepayments of Shelf Notes. Each Series of Shelf Notes will be subject to required prepayments, if any, set forth in the Notes of the Series.
     4B. Optional Prepayment of Shelf Notes.
     (a) Each Series of Fixed Rate Shelf Notes will be subject to prepayment, in whole at any time or from time to time in part, at the option of the Company, in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof or, if less, the aggregate principal amount outstanding in respect of the Notes of the Series, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4B(a) will be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.
     (b) Each Series of Floating Rate Shelf Notes will be subject to prepayment, in whole at any time or from time to time in part, at the option of the Company, in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof or, if less, the aggregate principal amount outstanding in respect of the Notes of the Series, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date. Any Notes that are prepaid pursuant to this paragraph 4B(b) on any day other than the last day of the applicable Interest Period, also will be subject to paragraph 2B(2) and, concurrently with the prepayment, the Company will pay any Breakage Cost Obligation to the holder.
     4C. Notice of Optional Prepayment. The Company will give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of the prepayment not less than 10 Business Days prior to the prepayment date, specifying the prepayment date, the aggregate principal amount of the Notes of the Series to be prepaid on that date, the principal amount of the Notes of the Series held by the holder to be prepaid on that date and that prepayment is to be made pursuant to paragraph 4B. If proper notice has been given, the principal amount of the Notes specified in that notice, together with interest thereon to the prepayment date and the Yield-Maintenance Amount or Breakage Cost Obligation (as applicable), if any, will be due and payable on that prepayment date. The Company will, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to the representatives of each Significant Holder as listed on the applicable Confirmation of Acceptance or by notice in writing to the Company.
     4D. Application of Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of a Series pursuant to paragraphs 4A or 4B, the amount to be prepaid will be applied pro rata to all outstanding Notes of that Series (including, for purposes of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraphs 4A or 4B) according to the respective unpaid principal amounts thereof.
     4E. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to paragraph 4B, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Yield-Maintenance Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Yield-Maintenance Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     4F. Purchase of Notes. The Company will not and will not permit any Affiliate or Subsidiary to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:
     5A. Financial Statements; Notice of Defaults. The Company will deliver to each holder of Notes in triplicate:
     (a) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of that quarterly period, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of that quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments;
     (b) as soon as practicable and in any event within 105 days after the end of each fiscal year, consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for that year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of that year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and reported on by independent public accountants of recognized national standing selected by the Company whose report will be without limitation as to the scope of the audit;
     (c) promptly upon transmission, copies of all financial statements, proxy statements, notices and reports it sends to its public stockholders and copies of all registration statements (without exhibits) and all reports it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);
     (d) promptly upon receipt, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;
     (e) prompt notice of (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect and (ii) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect, together with an Officer’s Certificate setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto; and
     (f) with reasonable promptness, such other information respecting the conditions or operations (financial or otherwise) of the Company or any of its Subsidiaries as a holder may reasonably request.
Together with each delivery of financial statements required by clauses (a) and (b) above, the Company will deliver to each holder of Notes an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A(1), 6A(2), 6B, 6C, 6E, 6H and 6M and stating that to the Officer’s knowledge, there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (b) above, the Company will deliver to each holder of Notes a certificate of those accountants stating that, in making the audit necessary for their report on the financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. The accountants, however, will not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.
     Immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, the Company will deliver to each holder of Notes an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

     The Company covenants that, if another exemption from the registration requirement of the Securities Act is not then available, it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.
     5B. Inspection of Property. The Company will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or Event of Default does exist, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of those entities with the principal officers of the Company and its independent public accountants, all at such reasonable times during normal business hours and as often as the Significant Holder may reasonably request.
     5C. Maintenance of Existence. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate, limited liability company or other entity existence, material rights, licenses, permits and franchises. Notwithstanding the foregoing, the Company may abandon or terminate the existence of any Subsidiary, or the rights, licenses, permits or franchises of any Subsidiary or the Company if the abandonment or termination would not reasonably be expected to have a Material Adverse Effect.
     5D. Maintenance of Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with insurers believed by the Company to be financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     5E. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, at all times maintain, and preserve all property used or useful in its business in good working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection with those properties will be properly conducted at all times, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     5F. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     5G. Environmental and Safety Laws. The Company will, and will cause each Subsidiary to, deliver promptly to New York Life and each Purchaser of any Notes any notice of (a) any material enforcement, cleanup, removal or other material governmental or regulatory actions instituted, completed or, to the Company’s best knowledge, threatened pursuant to any Environmental and Safety Laws; (b) all material Environmental Costs and Liabilities against or in respect of the Company or any Subsidiary; and (c) the Company’s or any Subsidiary’s becoming aware of any occurrence or condition on any real property adjoining the property of the Company or any Subsidiary that could reasonably be expected to cause such property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.
     5H. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to provide, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, prior to the time penalties would attach thereto, as well as lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon those properties or any part thereof. Notwithstanding the foregoing, neither the Company nor any Subsidiary is required to pay and discharge or to cause to be paid and discharged any tax, assessment, charge, levy, or claim during such time as the validity or amount thereof is subject to a Good Faith Contest or the failure of which to pay or discharge or cause to be paid or discharged would not reasonably be expected to have a Material Adverse Effect.
     5I. ERISA. The Company will, and will cause each of its affected Subsidiaries to deliver to New York Life and each Purchaser promptly and in any event within 10 days after it knows or has reason to know of the occurrence of any event of the type specified in clause (m) of paragraph 7A, notice of that event and the likely impact on the Company and its Subsidiaries.

     5J. Pari Passu Status. All Indebtedness owing under the Notes and under this Agreement ranks at least pari passu with all other present and future unsecured Indebtedness of the Company.
     5K. Most Favored Lender Status. If Company (or any of its Subsidiaries) creates, incurs, maintains or assumes Indebtedness, or agrees to the modification of Indebtedness (or the indenture or other agreement underlying that Indebtedness) with representations, warranties, covenants or event of default provisions in addition to those set forth in, or more favorable to a lender or creditor than those already set forth in, paragraphs 5, 6, 7A or 8 hereof, then paragraphs 5, 6, 7A or 8, as the case may be, will be deemed to be automatically amended to include those additional provisions or more favorable provisions, effective as of the date hereof or of that incurrence, creation, assumption or modification. Within three (3) Business Days thereafter, the Company will deliver an executed written conforming amendment to this Agreement effective as of the date of said incurrence, creation, assumption, or modification.
     5L. Guarantees of Subsidiaries. The Company shall notify each holder of Notes at the time that any Person meeting the definition of Material Subsidiary becomes a Subsidiary of the Borrower, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to each holder of Notes a counterpart of the Agreement of Guaranty in the form of Exhibit E hereto, and (b) deliver to each holder of Notes documents of the types referred to in paragraphs 1B(1), 1B(2) and 1B(5) and a favorable opinion of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of such Agreement of Guaranty, subject to traditional carve-outs, including fraudulent conveyance), all in form, content and scope reasonably satisfactory to such holders.
     6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:
     6A. Financial Covenants. The Company will not permit:
     6A(1). Fixed Charge Coverage Ratio. At any time the ratio of Consolidated Net Earnings Available for Fixed Charges to Consolidated Fixed Charges to be less than 2.75 to 1.00.
     6A(2). Consolidated Leverage Ratio. At any time the ratio of Consolidated Total Debt to Consolidated EBITDA to exceed 3.00 to 1.00.

     6B. Priority Debt. The Company will not, and will cause its Subsidiaries to not, permit the aggregate amount of all Priority Debt at any time to exceed an amount equal to 5% of Consolidated Assets.
     6C. Limitations on Liens and Encumbrances. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, or on any income, participation, royalty or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes), except for:
     (a) Liens for taxes, assessments or other governmental levies or charges not yet due or which are subject to a Good Faith Contest;
     (b) Liens in existence on the date hereof as set forth on Schedule 6C hereto and any extensions renewals or replacements thereof, provided that (i) the principal amount of Indebtedness secured by said Lien immediately prior to its extension, renewal or refunding is not increased or the maturity thereof changed and (ii) said Lien is not extended to any other property in violation of this Agreement;
     (c) Liens incidental to the conduct of its business or the ownership of its property and assets, which were not incurred in connection with the borrowing of money or the obtaining of advances of credit and which, in the aggregate, do not materially detract from the use or value of its property or assets or materially impair the use thereof in the operation of its business;
     (d) Liens on property or assets of a Subsidiary to secure obligations of that Subsidiary to the Company or a Wholly Owned Subsidiary;
     (e) any attachment or judgment Lien, unless the judgment it secures is not, within 30 days after the entry thereof, discharged or execution thereof stayed pending appeal, or is not discharged within 30 days after the expiration of any such stay, provided the aggregate amount of attachments or judgment Liens must not secure obligations in excess of $10,000,000 at any time;
     (f) Liens existing (i) on any property or asset of a Person at the time that Person becomes a Subsidiary of or is merged with or into the Company or a Subsidiary of the Company or (ii) at the time of the acquisition by the Company or a Subsidiary of any property or asset, provided that (A) those Liens are not created, incurred or assumed in contemplation of that purchase, merger, consolidation, acquisition or other event, (B) the Liens are confined solely to the property or asset so acquired, and (C) all of those properties and assets do not secure more than $10,000,000 in aggregate principal amount of Indebtedness;

     (g) statutory Liens of landlords and Liens of carriers, contractors, warehousemen, mechanics, materialmen and other like Liens imposed by applicable law, in each case, incurred in the ordinary course of business for sums not yet due or that are subject to a Good Faith Contest;
     (h) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business, (i) in connection with workers’ compensation, unemployment insurance, old age benefit and other types of social security, (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction, government or sales contracts and other similar obligations or (iii) otherwise to satisfy statutory or legal obligations; provided, that in each such case the Liens (A) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money, the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of the property or assets so encumbered or materially impair the use thereof in the operation of its business;
     (i) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to use of real property, that are necessary for the conduct of the operations of the Company and its Subsidiaries or that customarily exist on properties of entities engaged in similar businesses and are similarly situated and that do not in any event materially impair the use of the real property in the operations of the Company and its Subsidiaries;
     (j) Liens arising as a result of the filing of any financing statement under any applicable state uniform commercial code or comparable Law of any jurisdiction covering consigned or leased goods, which do not constitute assets of the Company or its Subsidiaries and which is not intended as security;
     (k) Liens provided for in equipment leases (including financing statements and undertakings to file the same), provided that those Liens are limited to the equipment subject to the leases, accessions thereto and the proceeds thereof;
     (l) Liens on cash collateral not in excess of $12,000,000 in the aggregate securing outstanding New Israeli Shekel-denominated Indebtedness used solely for hedging purposes;
     (m) Liens in or upon and any right of offset against, moneys, deposit balances, security or other property, or interests therein, held or received by or for or left in the possession or control of any lender (or any affiliate of such lender) in connection with working capital facilities, lines of credit, term loans or other credit facilities entered into in the ordinary course of business, provided, however, that in no event shall (i) the Company be subject to a minimum or compensating balance or similar arrangement or arrangement requiring it to maintain minimum cash funds or deposits with such lender or lenders or (ii) either the Company or any Subsidiary maintain in all of its respective accounts with all such lenders, at any time, overnight cleared cash balances in demand deposit accounts that are subject to set-off rights, in excess of $2,000,000 in the aggregate for all such respective accounts of either the Company or any such Subsidiary, as the case may be (in each case, other than, for the avoidance of doubt, any balances held in commercial paper or money market funds);
     (n) Liens in respect of Priority Debt permitted under paragraph 6B so long as those Liens do not secure Indebtedness owing in respect of the Credit Agreements or any other agreement or agreements in respect of the Company’s primary bank facility or facilities.
If, notwithstanding the prohibition contained herein, the Company or any Subsidiary creates, incurs, assumes, or suffers to exist any Lien other than those permitted by the provisions (a) through (n) of this paragraph 6C, the Company will take all actions as are necessary for the Notes to be secured equally and ratably with those obligations secured by the non-permitted Liens pursuant to agreements reasonably satisfactory to New York Life and the Required Holders. In any event, the Notes will have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law to an equitable Lien on the property. A violation of this paragraph 6C constitutes an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this paragraph 6C.
     6D. Merger and Consolidation. The Company will not consolidate with or merge into any other corporation, or transfer its properties and assets substantially as an entirety to any Person, unless:
     (a) the surviving corporation, if the Company is not the survivor, is a U.S. corporation that expressly assumes, by a written agreement satisfactory in form and substance to New York Life and the Required Holders (which agreement may require, in connection with the assumption, the delivery of such opinions of counsel as New York Life and the Required Holders may require), the obligations of the Company under this Agreement and the Notes, including all covenants herein and therein contained, and the successor or acquiring entity will succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, provided the Company will not be released from any of its obligations and liabilities under this Agreement or the Notes unless a sale as described in this paragraph 6D(a) is followed by the complete liquidation of the Company and substantially all the assets of the Company immediately following that sale are distributed to the successor or acquiring entity in liquidation;
     (b) no Default or Event of Default exists or would exist after giving effect to the merger or consolidation; and

     (c) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended of the surviving corporation is at least as great as the Consolidated EBITDA of the Company for the four consecutive fiscal quarters immediately prior to such merger or consolidation.
     6E. Sale of Assets. The Company will not Transfer or otherwise commit to Transfer any of its assets (including Subsidiary stock held by the Company), and the Company will not permit any Subsidiary to Transfer any of its assets (including Subsidiary stock held by the Subsidiary) or consolidate or merge into any other Person, except that:
     (a) any Subsidiary may Transfer assets to (or merge or consolidate with) the Company or a Subsidiary of the Company;
     (b) the Company or any Subsidiary may sell inventory in the ordinary course of business;
     (c) the Company or any Subsidiary may Transfer assets that, in its good faith, reasonable judgment, have no further useful or productive capacity, are fully used or depreciated, are obsolete or are no longer necessary or productive in the ordinary course of the Company’s business;
     (d) the Company may enter into and consummate transactions permitted by paragraph 6D;
     (e) the Company or any Subsidiary may otherwise Transfer assets or, in the case of any Subsidiary, may consolidate or merge with any Person, provided that after giving effect thereto, (i) the aggregate book value of assets Transferred and of any merged or consolidated Subsidiaries during the twelve-month period most recently ended prior to such Transfer does not exceed 5% of Consolidated Assets of the Company and its Subsidiaries as of the end of the fiscal quarter most recently ended prior to that Transfer, or (ii) the business operations of the assets transferred and of any merged or consolidated Subsidiaries did not contribute more than 10% of Consolidated EBITDA for the four fiscal quarters most recently ended prior to that Transfer; and
     (f) the Company or any Subsidiary may Transfer assets other than as set forth in the preceding clauses (a) through (e) if (i) the Net Proceeds therefrom, if any, are either (A) reinvested in outstanding capital stock of the Company, acquisitions otherwise permitted hereby, internal product development or Investments of the type described in Schedule 6M(f) within 90 days of the receipt of those Net Proceeds or (B) applied within 90 days of the receipt of the Net Proceeds to make an optional prepayment of Notes having a principal amount equal to the Ratable Portion of the Notes; and (ii) except in the case of a Transfer of any Investment permitted by paragraph 6M, the Company provides each holder of the Notes with an Officer’s Certificate at least 5 Business Days prior to the Transfer identifying the assets to be sold and the anticipated use of proceeds therefrom and certifying that the Net Proceeds, if any, will be used in compliance with this paragraph 6E(f). “Ratable Portion” means an amount equal to the product of (A) the amount of Net Proceeds, if any, being applied to the payment of the Notes and all other Indebtedness, if any, of the Company or any Subsidiary, which may be secured but that is otherwise pari passu with the Notes in right of payment multiplied by (B) a fraction the numerator of which is the principal amount of the Notes and the denominator of which is the aggregate principal amount of the Notes and such other Indebtedness.
     6F. Sale of Receivables. The Company will not, and will not permit any Subsidiary to, sell with recourse, discount, Transfer, dispose of or incur a Lien on any of its accounts receivable, except accounts receivable the collection of which is doubtful in accordance with GAAP.
     6G. Subsidiary Restrictions. The Company will not, and will not permit any Subsidiary to, enter into, or be otherwise subject to, any contract, agreement or other binding obligation that directly or indirectly limits the amount of, or otherwise restricts (a) the payment to the Company of dividends or other redemptions or distributions with respect to its capital stock by any Subsidiary, (b) the repayment to the Company by any Subsidiary of intercompany loans or advances, or (c) other intercompany transfers to the Company of property or other assets by Subsidiaries other than:
     (i) restrictions in existence on the date hereof as set forth on Schedule 6G hereto and any extensions, renewals or replacements thereof, provided that an extension, renewal or replacement does not contain restrictions more restrictive than those in effect on the date hereof;
     (ii) restrictions pertaining to assets or property subject to a Lien permitted by paragraph 6C existing in agreements relating to the Lien or the Indebtedness secured by the Lien;
     (iii) customary non-assignment provisions in agreements entered into in the ordinary course of business and consistent with past practices;
     (iv) restrictions existing under or by reason of applicable law;

     (v) restrictions in any agreement relating to a Transfer permitted under paragraph 6E insofar as it relates to the property or assets being Transferred;
     (vi) any encumbrance or restriction with respect to a Person that is not a Subsidiary of the Company on the date hereof, which exists at the time that Person becomes a Subsidiary of the Company and is not incurred in connection with, or in contemplation of, that Person becoming a Subsidiary, provided that those encumbrances and restrictions are not applicable to the Company or any Subsidiary or to the properties or assets of the Company or any Subsidiary other than the Person that becomes a Subsidiary; and
     (vii) any encumbrance or restriction in the case of clause (c) of this paragraph 6G arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Subsidiary in any manner material to the Company or any Subsidiary.
     6H. Issuance of Stock by Subsidiaries. The Company will not permit any Subsidiary (either directly, or indirectly by the issuance of rights, warrants, or options for, or securities convertible into, such shares) to issue, sell or dispose of any shares of its stock of any class (other than shares owned by the Company or any other Subsidiary) except (a) for directors’ qualifying shares or other shares issued to comply with local ownership legal requirements (but not in excess of the minimum number of shares necessary to satisfy those requirement), (b) shares issued pursuant to employee stock option plans approved by the Board of Directors of the Subsidiary acting in good faith and shares issued in connection with the settlement of stock appreciation rights or as part of stock awards pursuant to plans or arrangements approved by the Board of Directors of the Subsidiary acting in good faith, (c) to the Company or a Wholly Owned Subsidiary, and (d) shares issued for fair market value (as determined in good faith by the Company and set forth in an Officer’s Certificate delivered to each holder of the Notes at least 5 Business Days prior to the issuance identifying the shares to be issued and the anticipated use of proceeds therefrom and certifying that the Net Proceeds, if any, from the issuance will be used in compliance with this paragraph 6H). The Net Proceeds from an issuance permitted by this paragraph 6H will be (i) reinvested in outstanding capital stock of the Company, acquisitions otherwise permitted hereby, internal product development or Investments of the type described in Schedule 6M(g) within 90 days of the receipt of Net Proceeds or (ii) applied within 90 days of the receipt of the Net Proceeds to an optional prepayment of Notes having a principal amount equal to the Ratable Portion of the Notes.

     6I. Guarantees. The Company will not, and will not permit any Subsidiary to, Guarantee or otherwise in any way become or be responsible for Indebtedness of any other Person, contingently or otherwise, except
     (a) Guarantees issued, if any, in favor of the holders of the Notes including the Agreement of Guaranty;
     (b) existing Guarantees further described on Schedule 6I hereto, including any renewals thereof not in excess of $1,000,000 in the aggregate;
     (c) Guarantees by the Company that are not prohibited by paragraph 6A(2);
     (d) Guarantees by any Subsidiary in favor of any other Person so long as
     (i) contemporaneously with the delivery of the Guarantee, the Subsidiary executes and delivers a substantially similar Guarantee in favor of the holders of the Notes (which Guarantee will be satisfactory in form and substance to the holders of the Notes), and
     (ii) the beneficiary of that Guarantee enters into a sharing agreement with the holders of the Notes, in form and substance satisfactory to the holders of the Notes, which provides, among other things, for the sharing of payments made under that Guarantee.
     6J. Sale and Lease-Back. The Company will not, and will not permit any Subsidiary to, enter into any arrangement with any lender or investor or to which a lender or investor is a party providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be Transferred by the Company or any Subsidiary to that lender or investor or to any Person to whom funds have been or are to be advanced by that lender or investor on the security of the Transferred property or rental obligations of the Company or any Subsidiary unless (a) the assets so Transferred are subject to, and may be Transferred in compliance with, paragraph 6E and (b) the lease obligations are Capitalized Lease Obligations and, immediately after giving effect to the transaction, no Default or Event of Default exists or would exist after giving effect to the transaction, including, without limitation, any default with respect to paragraph 6A.
     6K. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise any Affiliate except upon terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in an arm’s-length transaction with an unrelated third party as determined in good faith by the Company’s Board of Directors, other than pursuant to (a) agreements in existence on the date hereof, and (b) loans or advances to officers, directors and employees of the Company or any Subsidiary so long as (i) those loans or advances are used to (A) purchase shares in connection with any of the Company’s stock option or award programs, as approved by the Board of Directors of the Company acting in good faith, or (B) pay any tax liability incurred at the time of exercise of any stock options issued pursuant to such a program, and (ii) the shares are pledged to the Company to secure the loans or advances.
     6L. Nature of Business. The Company will not, and will not permit any Subsidiary to, engage in any business other than a Permitted Business.
     6M. Loans, Advances and Investments. The Company will not, and will not permit any Subsidiary to, make or permit to remain outstanding, any loan or advance to, or extend loans, advances or credit to (other than loans, advances or credit extended in the normal course of business to any Person who is not an Affiliate of the Company), or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (other than repurchases of capital stock that is subsequently retired or classified as treasury stock of the Company), or commit to do any of the foregoing, (all of the foregoing collectively being “Investments”), except for:
     (a) Investments in any Wholly Owned Subsidiary;
     (b) Investments in any Subsidiary or a corporation which immediately after the purchase or acquisition of such stock, obligations, or other securities will be a Subsidiary;
     (c) obligations backed by the full faith and credit of the United States Government (whether issued by the United States Government or an agency thereof), and obligations guaranteed by the United States Government, in each case which mature within one year from the date acquired;
     (d) demand and time deposits with, Eurodollar deposits with, or certificates of deposit issued by any commercial bank or trust company (i) organized under the laws of the United States, or any of its states, or having branch offices therein, (ii) having equity capital in excess of $500,000,000 and (iii) who issues either (A) senior debt securities rated A or better by S&P, A2 or better by Moody’s or (B) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, in each case payable in the United States in United States dollars and which in each case mature within one year from the date acquired;

     (e) readily marketable commercial paper rated as A-1 or better by S&P or Prime-1 or better by Moody’s and maturing not more than 270 days from the date acquired;
     (f) loans or advances to officers, directors and employees of the Company or any Subsidiary so long as (i) the loans or advances are used to (A) purchase shares in connection with any of the Company’s stock option or award programs, as approved by the Board of Directors of the Company acting in good faith, or (B) pay any tax liability incurred at the time of exercise of any stock options issued pursuant to such a program and (ii) the shares are pledged to the Company to secure those loans or advances;
     (g) Investments of the type described in the “Investment Guidelines” of the Company dated July 1997, revised March 1999, a copy of which is attached hereto as Schedule 6M(g);
     (h) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation, performance and similar deposits, in each case to be used in the ordinary course of business of the Company and its Subsidiaries;
     (i) current assets arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;
     (j) Investments received in settlement of litigation, bankruptcy proceedings or in the good faith settlement of debt;
     (k) Investments in existence on the date hereof as set forth on Schedule 6M(k);
     (l) purchase or redemption of any Note pursuant to paragraph 4B or 4C of this Agreement and purchase or redemption of the Ratable Portion of any other Company Indebtedness in accordance with paragraph 6E or 6H of this Agreement;
     (m) Investments made by the Company’s Top Hat Plan and Deferred Compensation Plan; and
     (n) Investments other than those set forth in the preceding clauses (a) through (m); provided that, at the time of making the Investment, the aggregate amount of all such Investments, including the subject Investment, valued at the greater of the original cost or Fair Market Value thereof, does not exceed 5% of Consolidated Assets.

     6N. Restricted Payments. The Company will not, and will not permit any Subsidiary to, repurchase or pay any dividends on (a) any Class A Shares of the Company (other than shares held by the Insurance Services Office, Inc. 401(K) and Employee Stock Ownership Plan) or (b) any Class B shares of the Company if, after giving effect to that repurchase or payment, a Default or Event of Default occurs and is continuing under this Agreement. With respect to grants of Class A shares of the Company (or options in respect thereof) occurring after February 1, 2005, to (A) any of Carole J. Banfield, Richard G. Boehning, Joseph P. Giasi, Jr., Patrick McLaughlin, John McCue, Roy G. Nicolosi, or Kevin B. Thompson or (B) any Person which is or becomes a member of the Company’s Senior Management Committee and is or becomes the holder of 25,000 or more Class A shares of the Company (or options in respect thereof), the Company will cause the document relating to each grant to contain the language appearing in the attached Exhibit F. The Company further agrees (a) that no document relating to a grant of Class A shares of the Company (or options in respect thereof) occurring after February 1, 2005, to any Person will contain provisions inconsistent with Exhibit F, (b) to provide a copy of each document relating to a grant to any person of Class A shares of the Company (or options in respect thereof) occurring after February 1, 2005, to New York Life and, to the extent requested by New York Life, to make any necessary changes to that document to give effect to the attached Exhibit F, and (c) not to amend the provisions of any document that contains the language set forth in Exhibit F (or similar section) without the written consent of New York Life.
     7. EVENTS OF DEFAULT.
     7A. Event of Default. An Event of Default exists if any of the following events occurs and continues for any reason whatsoever (and whether the occurrence is voluntary or involuntary or comes about or is effected by operation of law or otherwise):
     (a) the Company defaults in the payment of any principal of, or Yield- Maintenance Amount or Breakage Cost Obligation payable with respect to, any Note when the same becomes due and payable, either by the terms thereof or otherwise as herein provided; or
     (b) the Company defaults in the payment of any interest on any Note or any fee payable under this Agreement for more than 5 days after the date due; or
     (c) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal or interest or on any other obligation for Indebtedness beyond any applicable period of grace, or the Company or any Subsidiary fails to perform or observe any other covenant, term or condition contained in any agreement under which an obligation with respect to Indebtedness is created (or if any other event thereunder or under such an agreement occurs and is continuing) and the effect of the failure or other event is to cause, or to permit the holder or holders of the obligation (or a trustee on behalf of the holder or holders) to cause, said obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that a default under this Agreement with respect to the defaults, failures or other event described above in this paragraph 7(A)(c) will occur only if the aggregate amount of all of those obligations exceeds $10,000,000; or
     (d) any representation or warranty made by the Company herein or by any Guarantor in the Agreement of Guaranty or by the Company, such Guarantor or any of its officers in any writing furnished in connection with or pursuant to this Agreement or the Agreement of Guaranty is false in any material respect on the date made; or
     (e) the Company fails to perform or observe any agreement contained in paragraph 6; or
     (f) the Company fails to perform or observe any other agreement, term or condition contained herein and the failure is not remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or
     (g) the Company or any Guarantor that is a Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as the debts become due; or
     (h) any decree or order for relief in respect of the Company or any Guarantor that is a Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or
     (i) the Company or any Guarantor that is a Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Guarantor that is a Material Subsidiary, or of any substantial part of the assets of the Company or any Guarantor that is a Material Subsidiary or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Guarantor that is a Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

     (j) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Guarantor that is a Material Subsidiary and the Company or any Guarantor that is a Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing a trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and the order, judgment or decree remains unstayed and in effect for more than 30 days; or
     (k) any order, judgment or decree is entered in any proceedings against the Company or any Guarantor that is a Material Subsidiary decreeing the dissolution of the Company or any Guarantor that is a Material Subsidiary and the order, judgment or decree remains unstayed and in effect for more than 60 days: or
     (l) one or more final judgments in an aggregate amount in excess of $10,000,000 is rendered against the Company or any Subsidiary and, within 30 days after entry thereof, all such judgment are not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of a stay, all such judgments are not discharged; or
     (m) (i) any Plan fails to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of those standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan has been or is reasonably expected to be filed with the PBGC or the PBGC has instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC has notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” on a projected benefit obligation basis under all Plans, determined using actuarial assumptions set forth in the most recent actuarial report for each Plan exceeds the aggregate current value of the assets of the Plan by an amount that reasonably could be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate has incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Company or any Subsidiary thereunder; and any event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
     (n) This Agreement, any Note or the Agreement of Guaranty shall at any time and for any reason cease to be in full force or shall be declared null and void by the Company or any Guarantor or its validity or enforceability shall be contested by the relevant party or such party shall deny it has any further liability or obligation; or
     (o) the Company and its Subsidiaries, taken as a whole, shall suffer a material adverse change in its business, financial condition or properties; or
     (p) the seizure or foreclosure of any of the assets of the Company or any of its Subsidiaries pursuant to process of law or by respect of legal self-help, involving monetary damages aggregating more than $5,000,000.00, unless said seizure or foreclosure is stayed or bonded within thirty (30) days after the occurrence of same.
     7B. Acceleration.
     (a) If an Event of Default specified in clause (a) or (b) of paragraph 7A occurs, any holder of a Note may at its option during the continuance of that Event of Default, by notice in writing to the Company and to New York Life, declare all of the Notes held by the holder to be, and all of the Notes held by the holder will thereupon be and become, immediately due and payable; or
     (b) if an Event of Default specified in clauses (g), (h), (i) or (j) of paragraph 7A occurs with respect to the Company, the Facility will automatically terminate and all of the Notes at the time outstanding will become immediately due and payable; or
     (c) if any Event of Default occurs, New York Life may at its option during the continuance of such Event of Default, by notice in writing to the Company, terminate the Facility, and the Required Holders may at their option during the continuance of such Event of Default, by notice in writing to the Company and New York Life, declare all of the Notes of a Series to be, and all of the Notes so specified will be and become, immediately due and payable.
     (d) Upon any Notes becoming due and payable under this paragraph 7B, whether automatically or by declaration, those Notes will immediately mature and the entire unpaid principal amount of the Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued at the Default Rate), (ii) the Yield-Maintenance Amount, if any, and (iii) the Breakage Cost Obligation, if any, with respect to those Notes, will be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.
     7C. Rescission of Acceleration. At any time after any or all of the Notes or the Notes of a Series are declared immediately due and payable pursuant to paragraph 7B, New York Life or the Required Holder(s) of the Notes of the Series, as

applicable, may, by notice in writing to the Company, rescind and annul the declaration of an Event of Default and its consequences if (a) the Company has paid all overdue interest on said Notes, the principal of and Yield-Maintenance Amount, if any, and Breakage Cost Obligation, if any, payable with respect to said Note, which have become due otherwise than by reason of the declaration, and interest on the overdue interest, overdue principal, Yield-Maintenance Amount and Breakage Cost Obligation at the rate specified in said Notes, (b) the Company has not paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of the declaration, have been cured or waived pursuant to paragraph 11C, and (d) no judgment or decree has been entered for the payment of any amounts due pursuant to the Notes of the Series or this Agreement. No rescission or annulment will extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.
     7D. Notice of Acceleration or Rescission. Whenever any Note is declared immediately due and payable pursuant to paragraph 7B, or whenever such a declaration is rescinded and annulled pursuant to paragraph 7C, the Company will promptly give written notice to the holder of each Note of each Series at the time outstanding.
     7E. Other Remedies. If any Event of Default or Default occurs and continues, any holder of a Note may proceed to protect and enforce its rights under this Agreement and the Note by exercising such remedies as are available to the holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of a Note is intended to be exclusive of any other remedy, and each and every such remedy is cumulative and is in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
     8. REPRESENTATIONS, COVENANTS, AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 are deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):
     8A. Organization. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated. Schedule 8A hereto (as such Schedule 8A may have been modified from time to time by written supplements thereto delivered by the Company to New York Life) is an accurate and complete list of all Subsidiaries, including the jurisdiction of incorporation and ownership of those Subsidiaries. The Company and each Subsidiary has the corporate power to own its respective properties and to carry on its respective businesses as now being conducted and is duly qualified and authorized to do business in each other jurisdiction in which the character of its respective properties or the nature of its respective businesses require such qualification or authorization except where the failure to be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 8A as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 8A).
     8B. Financial Statements. The Company has furnished and will furnish to each Purchaser of the Notes the following financial statements, certified by a principal financial officer of the Company: (a) consolidating and consolidated balance sheets of the Company and its Subsidiaries as at December 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to the Purchaser (other than fiscal years completed within 90 days prior to the date for which audited financial statements have not been released) and consolidating and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by the Company’s independent auditors (which auditors have recognized national standing) and (b) consolidating and consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to that date and after the end of the most recent fiscal year (other than quarterly periods completed within 60 days prior to that date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidating and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which those quarterly periods are included to the end of those quarterly periods, prepared by the Company. Said financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present in all material respects the financial condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present in all material respects the financial results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which the audited financial statements have been furnished.
     8C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body, which could reasonably be expected to result in a Material Adverse Effect.
     8D. Outstanding Debt. Schedule 8D hereto (as such Schedule 8D may be modified from time to time by written supplements thereto delivered by the Company to New York Life) sets forth a complete and correct list of all outstanding Consolidated Total Debt of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraphs 6A and 6B. There exists no default under the provisions of any instrument evidencing the Indebtedness of the Company or of its Subsidiaries or of any agreement relating thereto.
     8E. Title to Properties. The Company has and each of its Subsidiaries has good title to its respective owned real properties (other than properties which it leases) and good title to all of its other respective owned properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business or in compliance with the provisions of this Agreement), subject to no Lien of any kind except Liens permitted by paragraph 6C. All leases necessary for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect, except to the extent the failure to be valid, subsisting and in full force and effect could not reasonably be expected to have a Material Adverse Effect.
     8F. Taxes. The Company has and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on those returns and on all assessments received by it, to the extent that the taxes have become due and payable, except such taxes that are subject to a Good Faith Contest or the failure of which to pay would not reasonably be expected to have a Material Adverse Effect.
     8G. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction or agreement that materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject, except where it could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or of any Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) that limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes, except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may be modified from time to time by written supplements thereto delivered by the Company to New York Life).
     8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or which would violate the provisions of any securities or Blue Sky law of any applicable jurisdiction.
     8I. Use of Proceeds. None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U or X (12 CFR Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) or for the purpose of maintaining, reducing or retiring any Indebtedness that was originally incurred to purchase or carry any stock that is a margin stock or for any other purpose which might constitute the purchase of such Notes a “purpose credit” within the meaning of such Regulation U, unless the Company has delivered to the Purchaser purchasing those Notes, on the Closing Day for the Notes, an opinion of counsel satisfactory to the Purchaser stating that the purchase of the Notes does not constitute a violation of Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action that might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System as in effect now or as the same may hereafter be in effect. None of the proceeds of the sale of the Notes will be used to finance a Hostile Tender Offer.

     8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary, or any ERISA Affiliate, which is reasonably expected to result in a Material Adverse Effect. Neither the Company, nor any Subsidiary, nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan, which is reasonably expected to result in a Material Adverse Effect. The expected post-retirement benefit obligations (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not reasonably expected to result in a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Plan (other than Multiemployer Plans) on a projected benefit obligation basis, determined as of the end of each Plan’s most recently ended Plan year on the basis of the actuarial assumption specified for funding purposes in the Plan’s most recent actuarial valuation report, does not exceed the aggregate current value of the assets of the Plan allocable to those benefit liabilities by an amount, which could reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement is, and the issuance and sale of the Notes will be, exempt from or does not and will not involve any transaction that is subject to the prohibitions of section 406 of ERISA and does not and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the immediately preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.
     8K. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require the Company to obtain any authorization, consent, approval, exemption or take any action by or provide any notice to or filing with, any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery by the Company of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

     8L. Compliance with Laws. The Company and its Subsidiaries and all of their respective properties and facilities are in compliance with and have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including those relating to protection of the environment except, in any such case, where failure to comply would not reasonably be expected to result in a Material Adverse Effect.
     8M. Environmental Compliance. Except as disclosed on Schedule 8M hereto or to the extent it would not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries and all of their respective properties and facilities (a) are in material compliance with and have complied at all times and in all material respects with all applicable Material Environmental and Safety Laws and all laws regulating or relating to the Company’s business, and neither the Company nor any Subsidiary has received (i) notice of any material failure so to comply, (ii) any letter or request for information under Section 104 of CERCLA or comparable state laws or (iii) any information that would lead it to believe that it is the subject of any Federal, state or local investigation concerning Environmental and Safety Laws; (b) does not manage, generate, transport, discharge or store any Hazardous Materials in material violation of any Material Environmental and Safety Laws; (c) does not own, operate or maintain any underground storage tanks or surface impoundments; and (d) is not aware of any conditions or circumstances associated with their respective currently or previously owned or leased properties or operations (or those of their respective tenants) which may give rise to any Environmental Costs and Liabilities.
     8N. Possession of Material Rights and Intellectual Property. The Company and its Subsidiaries possess all material franchises, certificates, affiliation agreements, licenses, approvals, registrations, development and other permits and authorizations, and easements, rights of way and similar rights from governmental or political subdivisions, regulatory authorities or other Persons (collectively, “Material Rights”) and all Intellectual Property, which are necessary for the ownership, maintenance and operation of their businesses, properties and assets, and neither the Company nor any Subsidiary is in violation of any Material Rights nor has infringed upon or violated the Intellectual Property or Material Rights of any third party, except to the extent such failure to so possess, such violation or such infringement could not reasonably be expected to result in a Material Adverse Effect.
     8O. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

     8P. Disclosure. This Agreement together with the other documents, certificates or statements (other than financial projections) furnished to any Purchaser by or on behalf of the Company in connection herewith do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading. The financial projections provided to the Purchasers were prepared by the Company acting in good faith based on reasonable assumptions (it being understood that actual results may vary from projected or forecasted results).
     8Q. Foreign Assets Control Regulations. Neither the Company nor any of its Subsidiaries (a) is listed on the Specially Designated Nationals and Blocked Persons List (The “SDN List”) maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Order (such other lists are referred to herein, collectively, as the “Other Lists”; the SDN List and the Other Lists are referred to herein, collectively, as the “Lists”), (b) has been determined by a competent authority to be subject to the prohibitions contained in Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders in respect thereof, (c) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in Executive Order No. 13224 (Sept. 23, 2001) or similar prohibitions contained in the rules and regulations of OFAC or any enabling legislation or other Executive Orders in respect thereof, and (d) is failing to comply in any material way with the requirements of Executive Order No. 13224 (Sept. 23, 2001) and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders in respect thereof.
     8R. Plan Documents. The Company has provided New York Life with a true and correct copy of (a) the Insurance Services Office, Inc.
401(k) and Employee stock Ownership Plan, and (b) the Insurance Services Office, Inc. 1996 Incentive Plan, in each case as in effect on the date hereof. There are no other stock ownership plans in place with respect to any of the Company’s shares.
     8S. Authorization, Etc. This Agreement and the Notes when executed and delivered have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     9. REPRESENTATIONS OF THE PURCHASERS.
     Each Purchaser represents as follows:
     9A. Nature of Purchase.
     (a) Such Purchaser is not acquiring the Notes with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property at all times remains within its control.
     (b) Such Purchaser is either (i) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) promulgated by the Securities and Exchange Commission under the Securities Act, or (ii) a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act, in either case, with such knowledge and experience in financial and business matters as necessary in order to evaluate the merits and risks of an investment in the Notes.
     (c) If such Purchaser should in the future decide to dispose of any of the Notes, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. It agrees to the imprinting of a legend on certificates representing all of the Notes to the following effect: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”
     9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by each Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
     (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Class Exemption (“PTCE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”))

for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTCE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile (if such Purchaser is a United States citizen); or
     (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTCE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTCE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c) not later than the close of business on the Business Day prior to the applicable Closing Day, no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTCE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
     (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTCE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
     (f) the Source is a governmental plan; or
     (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g) not later than the close of business on the Business Day prior to the applicable Closing Day; or
     (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
     As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
     10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) have the respective meanings specified therein and all accounting matters are subject to determination as provided in paragraph 10C.
     10A. Yield-Maintenance Terms.
     "Called Principal” means, with respect to any Note, the principal of the Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7B, as the context requires.
     "Designated Spread” means 0.50% in the case of each Series of Notes unless the Confirmation of Acceptance with respect to the Notes of the Series specifies a different Designated Spread in which case it means, with respect to each Note of the Series, the Designated Spread so specified.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on the Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to the Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to the Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of the Called Principal as of the Settlement Date by New York Life’s customary source of information for calculating yield-maintenance amounts on privately placed notes or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which the yields have been so reported as, of the second Business Day next preceding the Settlement Date with respect to the Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of the Called Principal as of the Settlement Date. The implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield will be rounded to that number of decimal places as appears in the interest rate of the applicable Note.
     “Remaining Average Life” means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) the Called Principal into (b) the sum of the products obtained by multiplying (i) each Remaining Scheduled Payment of the Called Principal (but not of interest thereon) by (ii) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to the Called Principal and the scheduled due date of the Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of the Called Principal and interest thereon that would be due on or after the Settlement Date with respect to the Called Principal if no payment of the Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to paragraph 4B or paragraph 7B.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which the Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7B, as the context requires.
     “Yield-Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of the Note over the amount of such Called Principal. The Yield-Maintenance Amount in no event will be less than zero.
     10B. Other Terms.
     “Acceptance” has the meaning specified in paragraph 2A(6).
     “Acceptance Day” has the meaning specified in paragraph 2A(6).
     “Acceptance Window” has the meaning specified in paragraph 2A(6).
     “Accepted Note” has the meaning specified in paragraph 2A(6).
     “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person is deemed to control a corporation if the Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement of Guaranty” has the meaning specified in paragraph 1B(9).
     “Authorized Officer” means (a) in the case of the Company, its chief executive officer, its chief financial officer, its chief accounting officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to New York Life, and (b) in the case of New York Life, any officer of New York Life designated as its “Authorized Officer” in the Information Schedule or any officer of New York Life designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement is an Authorized Officer of the Company and whom New York Life in good faith believes to be an Authorized Officer of the Company at the time of the action is binding on the Company even though the individual has ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of New York Life by any individual who on or after the date of this Agreement is an Authorized Officer of New York Life and whom the Company in good faith believes to be an Authorized Officer of New York Life at the time of the action is binding on New York Life even though the individual ceased to be an Authorized Officer of New York Life.
     “Available Facility Amount” has the meaning specified in paragraph 2B(1).
     “Bankruptcy Law” has the meaning specified in clause (h) of paragraph 7A.
     “Base Rate” means, for any day and for each Floating Rate Loan that bears interest at the Base Rate, the higher of (a) the per annum floating rate established by The Bank of New York (New York, NY) as its “prime rate” for domestic (United States) commercial loans in effect on such day and (b) the per annum floating rate equal to one-half of one percent (0.50%) in excess of the Federal Funds Rate. The Bank of New York’s prime rate is a rate set by The Bank of New York based upon various factors, including The Bank of New York’s costs and desired return, general economic conditions and other factors, and is neither directly tied to an external rate of interest or index nor necessarily the lowest or best rate of interest actually charged at any given time to any customer or particular class of customers for any particular credit extension. Without notice to the Company or any other Person, The Bank of New York’s “prime rate” shall change automatically from time to time, based upon publicly announced changes in such rate, with each such change to become effective as of the beginning of business on the day on which any such change is publicly announced.
     “Base Rate Loan” means the amount outstanding from time to time under any Floating Rate Shelf Note that bears interest at the Base Rate.
     “Base Rate Margin” means, with respect to Base Rate Loans under any Series of Floating Rate Shelf Notes, the margin, specified in the Notes of the Series with respect to Base Rate Loans, which is to be added to the Base Rate applicable from time to time to the Base Rate Loans.
     “Breakage Cost Obligation” shall have the meaning given in paragraph 2C(2).
     “Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which commercial banks in New York City are required or authorized to be closed, (c) for purposes of paragraph 2B(3) hereof only, a day on which New York Life is not open for business, and (d) when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

     “Cancellation Date” has the meaning specified in paragraph 2A(9)(d).
     “Cancellation Fee” has the meaning specified in paragraph 2A(9)(d).
     “Capitalized Lease Obligation” means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with GAAP.
     “Charges” has the meaning specified in paragraph 2B(7).
     “Closing Day” means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of the Accepted Note in the Request for Purchase of the Accepted Note, provided that (a) if the Company and the Purchaser which is obligated to purchase the Accepted Note agree on an earlier Business Day for the closing, the “Closing Day” for the Accepted Note is the earlier Business Day, and (b) if the closing of the purchase and sale of the Accepted Note is rescheduled pursuant to paragraph 2A(8), the Closing Day for the Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2A(9)(c), means the Rescheduled Closing Day with respect to the Accepted Note.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confirmation of Acceptance” has the meaning specified in paragraph 2A(6).
     “Consolidated Assets” means, at any time, the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
     “Consolidated EBITDA” means, for the four fiscal quarter period immediately preceding the date of determination, Consolidated Net Earnings plus (to the extent deducted in determining Consolidated Net Earnings), (a) Consolidated Interest Charges, (b) depreciation and amortization charges, (c) non-cash charges for the appreciation of ESOP shares and (d) all provisions for any federal, state or other income taxes made by the Company and its Subsidiaries during such period.
     “Consolidated Fixed Charges” means, for the four fiscal quarter period immediately preceding the date of determination, the sum of (without duplication) (a) Consolidated Interest Charges, (b) operating lease and rental expense of the Company and its Subsidiaries on a consolidated basis and (c) dividends and distributions on capital stock paid in cash during said fiscal period by the Company or by any Subsidiary to the extent received by any Person other than the Company or another Subsidiary. For the avoidance of doubt, leased software expense is not deemed a Consolidated Fixed Charge for so long as the expense is not treated as operating lease or rental expense pursuant to GAAP.
     “Consolidated Interest Charges” means, for any period all interest expense, including imputed interest on Capitalized Lease Obligations, and all amortization of debt discount and expense on any Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.
     “Consolidated Net Earnings” means, for any period, the net earnings (or loss) of the Company and its Subsidiaries for the period, determined on a consolidated basis in accordance with GAAP consistently applied, but excluding to the extent included in the calculation of Consolidated Net Earnings:
     (a) any gains net of any losses up to the amount of any such gains on the sale or other disposition of fixed or capital assets (and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses);
     (b) the proceeds of any life insurance policy;
     (c) net earnings and losses of any Subsidiary accrued prior to the date it becomes a Subsidiary;
     (d) net earnings and losses of any Person (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such Person prior to the date of such acquisition;
     (e) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;
     (f) any gains from the acquisition of securities or the retirement or extinguishment of Indebtedness;
     (g) any income or gain (net of any loss up to the amount of any such income or gain) during such period resulting from any change in accounting principles made in accordance with GAAP, from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments resulting from any change in accounting principles made in accordance with GAAP;

     (h) net earnings and losses of any Person (other than a Subsidiary) with which the Company or a Subsidiary has consolidated or which has merged into or with the Company or a Subsidiary prior to the date of the consolidation or merger;
     (i) net earnings of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless the net earnings actually have been received by the Company or such Subsidiary in the form of cash distributions;
     (j) any portion of the net earnings of any Subsidiary, which for any reason is unavailable for payment of cash dividends to the Company or any other Subsidiary;
     (k) earnings (net of any losses) resulting from any reappraisal, revaluation or write-up (or write-down) of assets; and
     (l) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary.
     “Consolidated Net Earnings Available for Fixed Charges” means, for the four fiscal quarter period immediately preceding the date of determination, Consolidated Net Earnings plus (to the extent deducted in determining Consolidated Net Earnings), (a) Consolidated Fixed Charges and (b) all provisions for any federal, state or other income taxes made by the Company and its Subsidiaries during the period.
     “Consolidated Net Worth” shall mean, at any time, (in each case eliminating all offsetting debits and credits between and among the Company and its Subsidiaries, and all other items required to be eliminated in the course of the preparation of consolidated financial statements in accordance with GAAP) the consolidated stockholders’ equity of the Company and its Subsidiaries, determined at such time in accordance with GAAP, minus (or, if applicable, plus), to the extent included in consolidated stockholders’ equity and without duplication:
     (a) any net gains attributable to cumulative currency translation adjustments (or plus any net losses attributable to such adjustments),
     (b) any net unrealized gains attributable to investment securities (or plus any net unrealized losses attributable to such investment securities),
     (c) treasury stock and capital stock subscribed and unissued, and
     (d) redemption obligations in respect of mandatorily redeemable preferred stock that is redeemable at the option of the holder.

     “Consolidated Total Debt” means, as of the date of any determination thereof, the aggregate principal amount of all Indebtedness (other than Indebtedness of the type specified in clauses (h) and (i) of the definition of Indebtedness or any Guarantee insofar as it relates to such types of Indebtedness) of the Company and its Subsidiaries on a consolidated basis plus, without duplication, the redemption amount with respect to the capital stock of the Company required to be redeemed during the next succeeding twelve months at the option of the holder. Notwithstanding the foregoing, Consolidated Total Debt does not include the redemption amount with respect to any capital stock, (A) which may be put to the Company by the Insurance Services Office, Inc., ESOP, except to the extent that the Insurance Service Office, Inc., ESOP exercises that put, and (B) issuable upon the exercise of any option granted to an employee of the Company or any Subsidiary of the Company, except to the extent the capital stock is actually put to the Company by said employee and the Company is required to redeem the capital stock during the next succeeding twelve months.
     “Credit Agreements” mean, collectively, each of that certain (a) 364-Day Revolving Credit Loan Agreement, dated August 26, 2003, between the Company and Bank of America, N.A., (b) uncommitted line of credit evidenced by a certain Promissory Note dated January 23, 2006, made available to the Company by JPMorgan Chase Bank (“Chase”), (c) committed revolving credit facility (with a term-out option) governed by a certain loan agreement dated January 23, 2006, between the Company and Chase, (d) uncommitted line of credit evidenced by a certain Promissory Note made available to the Company by Citibank, N.A. (“Citibank") and (e) committed revolving credit facility (with a term-out option) governed by a certain loan agreement dated January 23, 2006, between the Company and Citibank, each as in effect from time to time, together with replacements of any of the foregoing.
     “Default Rate” means a rate that is 2.00% over the rate of interest otherwise applicable to the Note.
     “Delayed Delivery Fee” has the meaning specified in paragraph 2A(9)(c).
     “Environmental and Safety Laws” means all laws relating to pollution, the release or other discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 7401 et. seq.), the Clean Air Act (42 U.S.C. Section 401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the

Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.
     “Environmental Costs and Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any Federal, state or local governmental authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of the Person or its subsidiaries, or breach of any Environmental and Safety Law or for which the Person or its subsidiaries is otherwise liable or responsible.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.
     “Event of Default” means any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” means any of such events, whether or not any such requirement has been satisfied.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Facility” has the meaning specified in paragraph 2A(1).
     “Fair Market Value” means, at any time and with respect to any property, the sale value that would be realized in an arm’s length sale between an informed and willing buyer and seller, neither being under a compulsion to buy or sell as determined in good faith by the Board of Directors of the Company.
     “Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for the day opposite the caption “Federal Funds (Effective).” If on any relevant day the rate is not yet published in H.15(519), the rate for the day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Governmental Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for the day under caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate for the day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for the day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City local time) on that day by each of three leading brokers of federal funds transactions in New York City selected by the holder of the greatest aggregate principal amount of the Notes of the applicable Series of Notes.
     “Fixed Rate Accepted Note” means each Accepted Note, which is to have a fixed rate of interest.
     “Fixed Rate Shelf Notes” has the meaning specified in paragraph 1A.
     “Floating Rate Loans” means any Base Rate Loan or any LIBOR Loan outstanding at any time under the Notes.
     “Floating Rate Shelf Notes” has the meaning specified in paragraph 1A.
     “GAAP” or “generally accepted accounting principles” has the meaning specified in paragraph 10C.
     “Good Faith Contest” means, with respect to any tax, assessment, Lien, obligation, claim, liability, judgment, injunction, award, decree, order, law, regulation, statute or similar item, any challenge or contest thereof by appropriate proceedings timely initiated in good faith by the Company or any Subsidiary for which adequate reserves therefor have been taken in accordance with GAAP.
     “Guarantee” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of the Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by the Person, or in respect of which the Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by the Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire the obligation or any security therefor, or to provide funds for the payment or discharge of the obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of the obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that the obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of the obligation will be protected against loss in respect thereof. The amount of any Guarantee is equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor has been specifically limited.
     “Guarantor(s)” means each of the following Subsidiaries individually as a “Guarantor” and collectively, as the “Guarantors”: ISO Claims Services, Inc., ISO Investment Holdings, Inc., AIR Worldwide Corporation and ISO Services Inc. and Xactware Solutions, Inc. and each other direct or indirect Material Subsidiary of the Borrower.
     “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.
     “Hazardous Materials” means (a) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous material,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (b) any oil, petroleum or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (g) pesticides or (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.
     “Hedge Treasury Note(s)” means, with respect to any Fixed Rate Accepted Note, the United States Treasury Note or Notes whose duration (as determined by New York Life) most closely matches the duration of such Fixed Rate Accepted Note.
     “Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests; of if the shares, equity interests, securities or rights are of a class that is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of the shares, equity interests, securities or rights representing less than

5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes; and any such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
     “including” means, unless the context clearly requires otherwise, “including, without limitation.”
     “Indebtedness” of any Person means without duplication:
     (a) all obligations of the Person for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock that is redeemable at the option of the holder;
     (b) all obligations of the Person evidenced by bonds, debentures, notes, or similar instruments;
     (c) all obligations of the Person upon which interest charges are customarily paid (excluding accounts payable and accrued obligations incurred in the ordinary course of business that are not more than 90 day past due);
     (d) all obligations of the Person under conditional sale or other title retention agreements relating to property or assets purchased by the Person;
     (e) all obligations of the Person issued or assumed as the deferred and unpaid purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business that are not more than 90 days past due);
     (f) all obligations secured by any Lien or other charge upon property or assets owned by the Person, provided that if the Person has not assumed or become liable for the payment of the obligations, the amount of the obligation is deemed to be the lesser of the fair market value of the encumbered property or the obligation being secured,
     (g) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Lease Obligations;
     (h) all obligations of the Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements. For purposes of this Agreement, the amount of the obligation under any such swap is the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of the Person, based on the assumption that the swap had terminated at the end of that fiscal quarter, and in making the determination, if any agreement relating to the swap provides for the netting of amounts payable by and to the Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to the Person, then in each such case, the amount of such obligation is the net amount so determined;
     (i) all reimbursement obligations of the Person as an account party in respect of letters of credit, bankers’ acceptances or instruments serving a similar function; and
     (j) all Guarantees of such Person with respect to liabilities of a type described in any of clauses (a) through (i) hereof (other than any liabilities owed to that Person or its Subsidiaries).
     “Intellectual Property” means all patents, trademarks, service marks, trade names, copyrights, brand names, mechanical or technical processes and paradigms, know-how, trade secrets, and similar intellectual property and applications, registrations, licenses and similar rights in respect of the same.
     “Interest Period” means, as to any LIBOR Loan, the period commencing on the date the LIBOR Loan is made or, in the case of a continuation of an existing LIBOR Loan as a LIBOR Loan or a conversion of an existing Base Rate Loan into a LIBOR Loan, on the last day of the immediately preceding Interest Period applicable thereto, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (as the Company may elect or be deemed to elect as provided herein or as otherwise provided herein) thereafter; provided, that if any Interest Period would end on a day other than a Business Day, the Interest Period will be extended to the next succeeding Business Day unless the next succeeding Business Day would fall in the next calendar month, in which case the Interest Period will end on the next preceding Business Day. Interest will accrue from and including the first day of an Interest Period to but excluding the earlier of (a) the last day of that Interest Period or (b) the day on which the applicable LIBOR Loan is repaid or prepaid in full.
     “Investments” has the meaning specified in paragraph 6M.
     “Issuance Period” has the meaning specified in paragraph 2A(2)(b).
     “LIBOR Loan” means an amount outstanding from time to time under any Floating Rate Shelf Note that bears interest at the LIBOR Rate.

     “LIBOR Rate” means for each LIBOR Loan for the applicable Interest Period:
     (a) the interest rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) for deposits in U.S. Dollars, for a period of time comparable to the Interest Period, as reported by the British Bankers’ Association as of 11:00 a.m. London time on the day that is two Business Days prior to the first day of the Interest Period; or
     (b) if the rate ceases to be reported in accordance with the above clause (a) or is unavailable, the rate per annum quoted by J.P. Morgan Chase Bank at approximately 11:00 a.m. (London time) on the first day of the Interest Period for loans in U.S. dollars to major banks in the London interbank Eurodollar market for a period equal to the Interest Period, commencing on the first day of the Interest Period, and in an amount comparable to the outstanding principal amount of the applicable LIBOR Loan.
     “LIBOR Rate Margin” means, with respect to LIBOR Loans under any Series of Floating Rate Shelf Notes, the margin, specified in the Notes of the Series with respect to LIBOR Loans, which is to be added to any applicable LIBOR Rate for such LIBOR Rate Loans.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.
     “Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (b) material impairment of the Company to perform any of its respective material obligations under the Agreement and the Notes or (c) material impairment of the validity or enforceability or the rights of, or the benefits available to, the holders of any of the Notes under this Agreement, the Agreement of Guaranty or the Notes.
     “Material Rights” has the meaning specified in paragraph 8N.
     “Material Subsidiary” means any Subsidiary of the Company the aggregate book value of which exceeds 5% of Consolidated Assets of the Company and its Subsidiaries as of the most recently ended fiscal quarter or which contributed more than 5% of Consolidated EBITDA for the most recently ended four fiscal quarter period.
     “Maximum Rate” has the meaning specified in paragraph 2B(7).
     “Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.
     “Net Proceeds” means, with respect to any Transfer, the aggregate amount of the cash consideration received by such Person in respect of the Transfer minus reasonable out-of-pocket expenses (including any related income or transfer taxes) actually incurred by the Person in connection with the Transfer minus payments made to retire Indebtedness secured by the assets or properties which are the subject of the Transfer minus appropriate amounts to be provided by the Company as a reserve required in accordance with GAAP consistently applied against any liabilities associated with the Transfer and retained by the Company, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and any indemnification obligations, all as reflected in an Officer’s Certificate delivered to each holder of Notes.
     “New York Life Affiliate” means (a) any corporation or other entity controlling, controlled by, or under common control with, New York Life or (b) any managed account or investment fund which is managed by New York Life or a New York Life Affiliate described in clause (a) of this definition. For purposes of this definition, the terms “control,” “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s Voting Stock or equivalent voting securities or interests.
     “Notes” has the meaning specified in paragraph 1A.
     “Officer’s Certificate” means a certificate signed in the name of the Company by an Authorized Officer of the Company.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Business” means the business of information services as conducted currently and in the future by the Company and its Subsidiaries including evaluating, participating in or pursuing any other business, activity, or opportunity that is related or ancillary thereto.
     “Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

     "Plan” means any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.
     "Priority Debt” means at any time, the sum (without duplication) of (a) Indebtedness (other than Indebtedness of the type specified in clauses (h) and (i) of the definition of Indebtedness or any Guarantee insofar as it relates to such types of Indebtedness) of the Company secured by Liens not otherwise permitted by clauses (a) to (m) of paragraph 6C, plus (b) all Indebtedness of Subsidiaries owed to any Person other than the Company or to a Wholly Owned Subsidiary (other than any Guarantee permitted by clause (d) of paragraph 6I).
     "Ratable Portion” has the meaning specified in paragraph 6E.
     "Request for Purchase” has the meaning specified in paragraph 2A(4).
     "Required Holders” means the holder or holders of at least 51% of the aggregate principal amount of the Notes from time to time outstanding or, as the context may require, of each Series of Notes from time to time outstanding.
     "Rescheduled Closing Day” has the meaning specified in paragraph 2A(8).
     "Responsible Officer” means any Authorized Officer of the Company, the chief operating officer or general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.
     "Securities Act” means the Securities Act of 1933, as amended.
     "Series” has the meaning specified in paragraph 1A.
     "Shelf Notes” has the meaning specified in paragraph 1A.
     “Significant Holder” means (a) any New York Life Affiliate that holds any Note, or (b) any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding.
     "Subsidiary” means any Person more than 50% of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

     “Transfer” means, with respect to any item, the sale, exchange, conveyance, assignment, transfer or other disposition of such item other than (a) any foreclosure against property secured by Liens permitted under paragraph 6C and (b) any Transfer of cash in connection with the making of an Investment permitted by paragraph 6M.
     “Transferee” means any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.
     “Voting Stock” means, with respect to any corporation, any shares of stock of the corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of the corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
     “Wholly Owned Subsidiary” means any Subsidiary of the Company all of the stock of every class (other than directors’ qualifying shares but not in excess of the minimum number of shares necessary to satisfy local ownership legal requirements) of which is, at the time as of which any determination is being made, owned by the Company either directly or through Wholly Owned Subsidiaries.
     10C. Accounting Principles, Terms, and Determinations. All references in this Agreement to “GAAP” or to “generally accepted accounting principles” is deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein will be interpreted, all determinations with respect to accounting matters hereunder will be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder will be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited financial statements delivered pursuant to clause (a) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (a) of paragraph 8B.
     11. MISCELLANEOUS.
     11A. Note Payments. The Company agrees that, so long as any Purchaser holds a Note, it will make payments of principal of, interest on, any Yield-Maintenance Amount and any Breakage Cost Obligation payable with respect to, that Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (a) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to that Note in the case of any Shelf Note or (b) such other account or accounts in the United States as such Purchaser may from time to time designate in writing at least two Business Days in advance, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which makes the same agreement as the Purchasers have made in this paragraph 11A.
     11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby are consummated, to pay, and save New York Life, each Purchaser, and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with such transactions, including:
     (a) all taxes (together in each case with interest and penalties, if any), other than state, federal, local or foreign income taxes, intangible taxes, or franchise taxes, including without limitation, all stamp, recording and other similar taxes, which may be payable with respect to the execution and delivery of this Agreement or the execution, delivery or acquisition of any Note;
     (b) all reasonable document production and duplication charges and the fees and expenses of any counsel engaged by New York Life or any Purchaser or any Transferee in connection with the drafting and negotiating of this Agreement not to exceed $                     and related documents and all additional reasonable fees and expenses of counsel in connection with the transactions contemplated hereby, when incurred, and any subsequently proposed modification of, or proposed consent under, this Agreement, whether or not that proposed modification is effected or proposed consent granted; and
     (c) the reasonable costs and expenses, including reasonable attorneys’ fees and financial advisory fees, incurred by New York Life or any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or the transactions contemplated hereby or by reason of any Purchaser’s or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or bankruptcy case.
The obligations of the Company under this paragraph 11B survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note and the termination of this Agreement.
     11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company obtains the written consent to that amendment, action or omission to act, of New York Life and the Required Holder(s) of the Notes except that (a) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement will change or affect the provisions of paragraph 7A or this paragraph 11C insofar as the provisions of these paragraphs relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (b) with the written consent of New York Life, the provisions of paragraph 2A may be amended or waived (except insofar as any amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes, which have become Accepted Notes prior to the amendment or waiver), and (c) with the written consent of all Purchasers which have become obligated to purchase Accepted Notes of any Series, any of the provisions of paragraphs 2A and 3 may be amended or waived insofar as the amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of the Series or the terms and provisions of those Accepted Notes.
     In addition, with the written consent of all holders of all Notes of a particular Series, and if an Event of Default occurs and continues, of all holders of all Notes of all Series, at the time outstanding, the Notes of the Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount or any Breakage Cost Obligation payable with respect to the Notes of such Series. Each holder of any Note at the time or thereafter outstanding is bound by any consent authorized by this paragraph 11C, whether or not the Note is marked to indicate the consent, but any Notes issued thereafter will bear a notation referring to each consent. No course of dealing between the Company and the holder of any Note or any delay in exercising any rights hereunder or under any Note will operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto means this Agreement as it may from time to time be amended or supplemented.
     11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to (a) reflect any principal amount not evenly divisible by $1,000,000 or (b) enable the registration of transfer by a holder of its entire holding of Notes. The Company will keep at its principal office a register in which the Company provides for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company will, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of the Transferee or Transferees. No Note may be transferred to any direct competitor of the Company without the prior written consent of the Company, and each Transferee agrees to be bound by this paragraph 11D and paragraph 11R of this Agreement. At the option of the holder of any Note, the Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company will, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date of the new Note issued upon a transfer or exchange will be in the same proportion to the unpaid principal amount of the new Note as the installment of principal payable on that same date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of the surrendered Note. No reference need be made in any new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange will be duly endorsed, or accompanied by a written instrument of transfer duly executed, by the holder of the Note or the holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for a Note or upon transfer thereof will carry the rights to unpaid interest and interest to accrue, which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest results from the transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of a Note and, in the case of loss, theft or destruction, upon receipt of the holder’s indemnity agreement (which shall be unsecured if such holder is an insurance company rated A or better by A.M. Best Company or is an institutional investor whose senior debt securities are rated BBB- or Baa3 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively) or in the case of mutilation upon surrender and cancellation of the Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.
     11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of the Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount or any Breakage Cost Obligation payable with respect to, the Note and for all other purposes whatsoever, whether or not the Note is overdue, and the Company will not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of the Note to any Person on such terms and conditions as may be determined by the holder in its sole and absolute discretion, provided that no such Person will have rights against the Company as a result thereof.

     11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.
     11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.
     11H. Independence of Covenants. All covenants hereunder will be given independent effect so that if a particular action or condition is prohibited by any one covenant, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant will not avoid the occurrence of a Default or Event of Default if the action is taken or such condition exists.
     11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) will be sent by first class mail, nationwide overnight delivery service (with charges prepaid), or by e-mail and (a) if to a Purchaser, addressed as specified for such communications in the applicable Confirmation of Acceptance or at such other address as the Purchaser has specified to the Company in writing, (b) if to any other holder of any Note, addressed to it at the address it specifies in writing to the Company or, if any holder has not so specified an address, then addressed to the holder in care of the last holder of the Note which has specified an address to the Company, and (c) if to the Company, addressed to it at 545 Washington Boulevard, Jersey City, NJ 07310-1686, Attention: General Counsel. Any communication to the Company may also, at the option of the Person sending the communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 will be made by the method specified for the communication in paragraph 2. A telephone communication will be effective if an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call. An e-mail communication will be effective if the communication is sent by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and the receiving Authorized Officer acknowledges receipt of the e-mail by replying to it.
     11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, and any Yield-Maintenance Amount or Breakage Cost Obligation payable with respect to, any Note that is due on a date other than a Business Day will be calculated as of and made on the next succeeding Business Day. In the case of any Fixed Rate Shelf Note; however, if the date for a payment, other than the final payment on the Note, is extended to the next succeeding Business Day by reason of the preceding sentence, the period of the extension will not be included in the computation of the interest payable on the Business Day.
     11K. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will be ineffective as to that jurisdiction only, to the extent of the prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
     11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to New York Life, a holder of Notes or to the Required Holder(s), the determination of the satisfaction will be made by New York Life, holder or Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making the determination.
     11N. Governing Law. IN ACCORDANCE WITH THE PROVISIONS OF § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT IS CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES ARE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK.
     11O. Submission to Jurisdiction. The Company, New York Life and each Purchaser hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement or the Notes, and the Company, New York Life and each Purchaser hereby irrevocably agrees that all claims in respect of any action or proceeding may be heard and determined in New York state or Federal court. The Company, New York Life and each Purchaser hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company, New York Life and each Purchaser agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to it in the manner set forth in paragraph 11I hereof. The Company, New York Life, and each Purchaser agree that a final judgment in any such action or proceeding is conclusive and enforceable in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 11O affects the right of any Person to serve legal process in any other manner permitted by law or affect the right of any Person to bring any action or proceeding against any other Person or its property in the courts of any other jurisdiction. To the extent that the Company, New York Life or any Purchaser has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this agreement.
     11P. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of New York Life and the Purchasers under this Agreement are several obligations. No failure by New York Life to perform its obligations under this Agreement relieves any Purchaser of its obligations hereunder or the Company of any of its obligations to any Purchaser hereunder. No failure by any Purchaser to perform its obligations under this Agreement relieves New York Life or any other Purchaser of its obligations or the Company of any of its obligations to New York Life or to any other Purchaser. None of the Company, New York Life, or any Purchaser is responsible for the obligations of, or any action taken or omitted by, any other Person hereunder.
     11Q. Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, but all of which together constitutes one instrument.
     11R. Confidentiality.
     (a) For the purposes of this paragraph 11R, “Confidential Information” means information delivered to any Purchaser or its directors, officers, employees, agents, attorneys and affiliates (including any Person specified in paragraph 5B) by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary or confidential in nature and that was clearly marked or labeled or otherwise adequately identified when received by the Purchaser or any person acting on its behalf as being proprietary or confidential information of the Company or such Subsidiary, provided that Confidential Information does not include information that (i) was publicly known or otherwise known to the Purchaser prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by the Purchaser or any person acting on its behalf, (iii) otherwise becomes known to the Purchaser other than through disclosure by the Company, any Subsidiary or a source known by the Purchaser to be bound by a confidentiality agreement with or obligation of secrecy to or for the benefit of the Company or any Subsidiary, (iv) is independently developed by the Purchaser, or (v) constitutes financial statements delivered to the Purchaser under paragraph 5A and that are otherwise publicly available.
     (b) Each Purchaser will maintain the confidentiality of the Confidential Information it receives in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it, provided that the Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such directors, officers, employees, agents, attorneys and affiliates have been advised of the confidential nature of such information and the terms of this paragraph 11R), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this paragraph 11R, (iii) any other holder of any Note, (iv) any institutional investor to which the Purchaser sells or offers to sell a Note or any part thereof or any participation therein, (v) any Person from which the Purchaser offers to purchase any security of the Company (if that Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11R), (vi) any federal or state regulatory authority having jurisdiction over the Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the Purchaser’s investment portfolio or (viii) any other Person to which the delivery or disclosure of the Confidential Information may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to the Purchaser, (B) in response to any subpoena or other legal process, or (C) if an Event of Default has occurred and is continuing, to the extent the Purchaser may reasonably determine the delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of its rights and remedies under the Notes and this paragraph 11R.
     Notwithstanding anything contained in this Agreement or in any other document, agreement or understanding relating to the transactions contemplated by this Agreement, each party (and each employee, representative, or other agent of such party) is authorized to disclose to any and all persons, beginning immediately upon commencement of discussions regarding the transactions contemplated by this

Agreement, and without limitation of any kind, the U.S. federal, state or local tax treatment and tax structure of such transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party (or any employee, representative, or other agent of such party) relating to such tax treatment and tax structure. For purposes of this authorization, the “tax treatment” of a transaction means the purported or claimed tax treatment of the transaction, and the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed tax treatment of the transaction. None of the parties to the transactions contemplated by this Agreement provides U.S. tax advice, and each party should consult its own advisers regarding its participation in the transactions contemplated by this Agreement.
     (c) Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11R as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to the holder under this Agreement or requested by the holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11R.
     11S. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.
     11T. Binding Agreement. When this Agreement is executed and delivered by the Company and New York Life, it shall become a binding agreement between the Company and New York Life. This Agreement also inures to the benefit of each Purchaser which executes and delivers a Confirmation of Acceptance, and each Purchaser is bound by this Agreement to the extent provided in the Confirmation of Acceptance.

Very truly yours,

INSURANCE SERVICES OFFICE, INC.

By:	/s/ Mark V. Anquillare
Name:	Mark V. Anquillare
Title:	Senior Vice President and Chief Financial Officer

The foregoing Agreement is hereby accepted
as of the date first above written.
NEW YORK LIFE INSURANCE COMPANY

By:	/s/ John P. Rafferty
Name:	John P. Rafferty
Title:	Vice President